EXHIBIT 10.2

EXECUTION COPY

LOAN AND SECURITY AGREEMENT

Dated as of December 19, 2006

among

TAXI MEDALLION LOAN TRUST II,

as Borrower,

THE PERSONS FROM TIME TO TIME

PARTY HERETO AS CONDUIT LENDERS,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME

PARTY HERETO AS COMMITTED LENDERS,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME

PARTY HERETO AS MANAGING AGENTS,

and

CITICORP NORTH AMERICA, INC.,

as Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page
Section 11.03	Agents and Affiliates	74
Section 11.04	Lender’s Loan Decision	74
Section 11.05	Delegation of Duties	75
Section 11.06	Indemnification	75
Section 11.07	Successor Agents	75

-iv-

SCHEDULES

Schedule 1.01	Permitted Junior Participants
Schedule 1	Eligibility Criteria
Schedule 2	Lender Groups
Schedule 6.25	Filing Jurisdictions
Schedule 6.27	Parent Subsidiaries
Schedule 7.20	Pricing Reports
Schedule 10.02	Notice Addresses

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Collection Account Control Agreement
Exhibit D	Form of Custodial Agreement
Exhibit E	Credit and Collection Policy
Exhibit F	Underwriting Guidelines
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Notice of Borrowing and Pledge
Exhibit I	Form of Tax Certificate
Exhibit J	Form of Assignment and Acceptance
Exhibit K	Forms of Approved Junior Participation Agreement
Exhibit L	Forms of Junior Participation Supplemental Agreement

-v-

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT, dated as of December 19, 2006 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Loan Agreement”), is made by and among TAXI MEDALLION LOAN TRUST II, a Delaware statutory trust (the “Borrower”), THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO, as Conduit Lenders, THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO, as Committed Lenders, THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO, as Managing Agents, and CITICORP NORTH AMERICA, INC., as Administrative Agent for the Conduit Lenders and the Committed Lenders.

RECITALS

WHEREAS, to finance the purchase of certain Medallion Loans, the Borrower may from time to time request Advances (or, during the Term Period, disbursements from the Collateral Advance Account) from the Lenders on the terms and conditions of this Loan Agreement;

WHEREAS, the Conduit Lenders may, in their sole discretion, make Advances so requested from time to time, and if a Conduit Lender in any Lender Group elects not to make any such Advances, the Committed Lenders in such Lender Group have agreed that they shall make such Advances, in each case subject to the terms and conditions of this Loan Agreement; and

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall have the meaning assigned thereto in the Servicing Agreement.

“Adjusted LIBO Rate” means, for any Interest Period, an interest rate per annum obtained by dividing (i) the LIBO Rate for such Interest Period by (ii) a percentage equal to 100% minus the LIBO Rate Reserve Percentage for such Interest Period.

“Administrative Agent” has the meaning specified in the preamble.

“Advance” shall mean the amounts advanced to the Borrower by the Lenders pursuant to Section 2.01(a) and the amounts advanced to the Collateral Advance Account by the Lenders pursuant to Section 2.01(b).

“Advance Rate” means, in respect of any Medallion Loan as of any date of determination, a rate equal to the difference between (i) the Credit Advance Rate with respect to such Medallion Loan as of such date of determination and (ii) the Interest Rate Reserve Percentage as of such date of determination.

“Adverse Claim” means a lien, security interest, charge, encumbrance or other right or claim of any Person other than, with respect to the Collateral, any lien, security interest, charge, encumbrance or other right or claim in favor of the Administrative Agent for the benefit of the Secured Parties.

“Affected Party” means any Lender, CNAI, individually and in its capacity as Administrative Agent, any Managing Agent, any Liquidity Provider and, with respect to each of the foregoing, the parent company that controls such Person.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities or interests (on a fully diluted basis) having ordinary voting power for the directors or managing partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or interests, by contract, or otherwise.

“Anti-Money Laundering Laws” means the BSA and all applicable requirements of law under 18 U.S.C. §§ 1956 and 1957.

“Anti-Terrorism Laws” means the OFAC Laws and Regulations, the Executive Orders and the USA Patriot Act.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Approved Hedge Provider” means a hedging counterparty with the Borrower that has been approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed.

“Approved Hedging Agreement” means an agreement setting forth a Hedging Arrangement that has been approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed.

“Approved Junior Participation Agreement” shall mean a participation agreement between Medallion Funding and a Permitted Junior Participant, substantially in one of the forms attached hereto as Exhibit K, as amended, supplemented, restated or otherwise modified from time to time with the consent of the Administrative Agent in its sole and absolute discretion.

“Approved Purchase Agreement” shall mean each purchase and sale agreement for Medallion Loans between the Borrower, as purchaser, and an Approved Seller, together with all instruments, documents and agreements executed in connection therewith, acceptable to the Administrative Agent in writing in its sole and absolute discretion, as such Approved Purchase Agreement may from time to time be amended, supplemented, restated or otherwise modified in accordance with the terms hereof.

“Approved Seller” shall mean any Person, other than Medallion Funding, acceptable to the Administrative Agent in its sole and absolute discretion and approved in writing by the Administrative Agent, as seller of Medallion Loans to the Borrower pursuant to an Approved Purchase Agreement.

“Asset Purchase Agreement” means any asset purchase or other agreements pursuant to which a Conduit Lender may from time to time assign part or all of the Advances made by such Conduit Lender to a Liquidity Provider, as amended, restated, supplemented or otherwise modified from time to time.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit J hereto.

“Available Funds” means, as of any date funds are applied pursuant to Section 3.02 hereof to reduce amounts payable by the Borrower hereunder, (A) any funds on deposit (including funds representing earnings of investments made from funds in the Collection Account) in the Collection Account as of such date, (B) any funds on deposit in the Collateral Advance Account representing earnings of investments made from funds in the Collateral Advance Account as of such date, (C) if the Termination Date has occurred, all other amounts in the Collateral Advance Account as of such date, and (D) any amounts remitted by the Borrower to the Servicer or the Administrative Agent, as applicable, to be applied to pay amounts owing hereunder as of such date.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidation, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 30 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall at all times be equal to the higher of: (A) the Prime Rate, and (B) the Federal Funds Rate plus 0.50%.

“Base Rate Advance” has the meaning specified in Section 2.06.

“Borrower” shall have the meaning assigned to such term in the Preamble.

“Borrower Information” shall have the meaning assigned in Section 10.19.

“Borrower Representative” shall have the meaning assigned in Section 10.19.

“Borrowing Base” shall mean at any time an amount equal to the aggregate Collateral Value of all Eligible Medallion Loans pledged to the Administrative Agent hereunder at such time.

“Borrowing Base Certificate” shall mean a certificate, substantially in the form of Exhibit B hereto, with appropriate insertions, showing the Borrowing Base as of the date set forth therein, and certified as complete and correct by a Responsible Officer of the Servicer.

“Borrowing Base Certificate Date” shall mean the fifteenth (15th) day of each calendar month, or, if such date is not a Business Day, the next succeeding Business Day.

“Borrowing Base Deficiency” shall have the meaning provided in Section 2.07(b) hereof.

“Boston Medallion Loan” shall mean a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Boston, Massachusetts.

“Breakage Costs” means for any Interest Period with respect to Advance held by a Lender (i) the amount, if any, by which the additional interest which would have accrued during such Interest Period on the reductions of the principal balance of such Advance relating to such Interest Period had a prepayment of principal not occurred, exceeds (ii) the income, if any, received by the Lender which holds such Advance from the investment of the proceeds of such reductions of principal balance. A certificate as to the amount of any Breakage Costs (including the computation of such amount) shall be submitted by the affected Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“BSA” means the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq.

“Business Day” means any day other than a Saturday, Sunday or public holiday or the equivalent for banks in New York City, New York and, if the term “Business Day” is used in connection with the LIBO Rate, any day on which dealings are carried on in the London interbank market.

“Cambridge Medallion Loan” shall mean a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Cambridge, Massachusetts.

“Chicago Medallion Loan” shall mean a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Chicago, Illinois.

“Class” shall mean the status of a Medallion Loan at any time as a Class A Medallion Loan, Class B Medallion Loan, Class C Medallion Loan, Class D Medallion Loan or Class E Medallion Loan.

“Class A Medallion Loans” shall mean Eligible Medallion Loans in respect of which there is no delinquency in payment or there is a delinquency in the payment of principal and/or interest which continues for a period of up to 30 days (without regard to any applicable grace periods).

“Class B Medallion Loans” shall mean Eligible Medallion Loans in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period greater than and including 31 days but not in excess of 60 days (without regard to any applicable grace periods).

“Class C Medallion Loans” shall mean Eligible Medallion Loans in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period greater than and including 61 days but not in excess of 90 days (without regard to any applicable grace periods).

“Class D Medallion Loans” shall mean Eligible Medallion Loans in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period greater than and including 91 days but not in excess of 180 days (without regard to any applicable grace periods).

“Class E Medallion Loans” shall mean Eligible Medallion Loans in respect of which there is a delinquency in the payment of principal and/or interest which continues for a period greater than and including 181 days but not in excess of 360 days (without regard to any applicable grace periods).

“CLTV Rapid Amortization Event” shall have the meaning provided in Section 2.07(c) hereof.

“CNAI” means Citicorp North America, Inc., a Delaware corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided in Section 4.01(b) hereof.

“Collateral Advance Account” means the collateral deposit account established in accordance with Section 2.16.

“Collateral Advance Account Bank” has the meaning specified in Section 2.16.

“Collateral Value” shall mean, with respect to any Eligible Medallion Loan on any date of determination, an amount equal to the product of (a) the Advance Rate applicable to such Eligible Medallion Loan and (b) the Net Principal Balance of such Eligible Medallion Loan; provided, that:

(a) the following additional limitations shall apply:

(i) the aggregate Collateral Value of all Eligible Medallion Loans which consist of New York City Medallion Loans shall be no less than 70.0% of the aggregate Collateral Value of all Eligible Medallion Loans at such time (or such other percentage as the Administrative Agent may consent to from time to time);

(ii) the aggregate Collateral Value of all Eligible Medallion Loans which consist of Chicago Medallion Loans, Boston Medallion Loans, Cambridge Medallion Loans, Newark Medallion Loans, Philadelphia Medallion Loans or Other Acceptable Medallion Loans shall not exceed 30.00% of the aggregate Collateral Value of all Eligible Medallion Loans at such time (or such other percentage as the Administrative Agent may consent to from time to time);

(iii) the aggregate Collateral Value of all Eligible Medallion Loans that are included in the Borrowing Base at any time and that are Wet Loans shall not exceed $15,000,000;

(iv) the aggregate Collateral Value of all Eligible Medallion Loans that are included in the Borrowing Base at any time and that are owing by any individual Obligor and all of such Obligor’s Affiliates shall not exceed the lesser of (A) 7.50% of the aggregate Collateral Value of all Eligible Medallion Loans at such time and (B) $20,000,000; and

(v) the aggregate Collateral Value of all Eligible Medallion Loans that are included in the Borrowing Base at any time and that are not Class A Medallion Loans or Class B Medallion Loans shall not exceed 7.5% of the aggregate Collateral Value of all Eligible Medallion Loans at such time; and

(b) the Collateral Value shall be deemed to be zero with respect to each Medallion Loan:

(i) with respect to which the eligibility criteria set forth on Schedule 1 are not satisfied on such date;

(ii) for which the Medallion Loan File has been released from the possession of the Custodian under the Custodial Agreement to any Person other than the Administrative Agent or a Person acting as the consenting bailee for the Administrative Agent for a period of fifteen (15) or more consecutive days;

(iii) which exceeds the limitations on Collateral Value set forth in paragraph (a) above; or

(iv) for which the Custodian has not received the Medallion Loan File with respect to such Medallion Loan in the time and manner set forth in Section 2.04.

“Collection Account” shall mean a segregated bank account maintained by the Collection Account Bank, as depositary, pursuant to the Collection Account Control Agreement, in the name of the Borrower for the benefit of the Administrative Agent and subject to a security interest in favor of the Administrative Agent for the benefit of the Secured Parties into which all Collections shall be deposited by the Servicer.

“Collection Account Bank” shall mean Citibank, N.A.

“Collection Account Control Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the date hereof, by and among the Borrower, the Administrative Agent, and the Collection Account Bank, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Collections” shall mean, collectively, all collections, payments and recoveries on or in respect of the Medallion Loans, the Hedging Arrangements and the other Medallion Collateral (including without limitation insurance proceeds and proceeds of the disposition of the Medallion Loans or of assets securing or otherwise subject to the Medallion Loans), and all proceeds of the foregoing, including, any payments from Medallion Funding in respect of any obligation to repurchase any Medallion Loan from the borrower in accordance with the terms of the Purchase Agreement. For the avoidance of doubt, “Collections” shall include all payments in respect of any Medallion Loans that are received or deemed to have been received by the Servicer, any Related Party or any other Seller in connection with any refinancing of or modification to such Medallion Loan.

“Combined Loan-To-Value Ratio” or “CLTV” shall have the meaning provided in Section 2.07(c) hereof.

“Committed Lender” means, as to any Lender Group, each of the financial institutions listed on Schedule 2 as a “Committed Lender” for such Lender Group, together with its respective successors and permitted assigns.

“Commitment” of any Committed Lender means the Dollar amount set forth on Schedule 2 hereto or, in the case of a Committed Lender that becomes a party to this Loan Agreement pursuant to an Assignment and Acceptance the amount set forth therein as such Committed Lender’s “Commitment”, in each case as such amount may be (i) reduced or increased by any Assignment and Acceptance entered into by such Committed Lender and the other parties thereto in accordance with the terms hereof or (ii) increased or reduced pursuant to Section 2.12.

“Commitment Termination Date” means the earlier of (a) December 18, 2007, as such date may be extended pursuant to Section 2.14 hereof and (b) the Termination Date (to the extent that the Termination Date occurs pursuant to clauses (ii) or (iii) of the definition thereof); provided, however, that if, and only if, the Term Period Commencement Date shall have occurred before December 15, 2009, the Commitment Termination Date shall mean the earlier of (i) December 15, 2009 and (ii) the Termination Date (to the extent that the Termination Date occurs pursuant to clauses (ii) or (iii) of the definition thereof).

“Compliance Certificate” shall mean a certificate, substantially in the form of Exhibit G hereto, with appropriate insertions and certified as complete and correct by a Responsible Officer of the Borrower.

“Conduit Lender” means, collectively, the Persons identified as “Conduit Lenders” on Schedule 2 and their respective successors and permitted assigns.

“Conduit Lending Limit” means, for any Conduit Lender, the maximum principal amount of the Advances which may be advanced by such Conduit Lender as set forth on Schedule 2 (or on the signature pages to the Assignment and Acceptance pursuant to which such Conduit Lender became a party hereto), subject to assignment pursuant to Section 10.05, as such amount may be modified from time to time by notice from the related Managing Agent to the Borrower and the Administrative Agent.

“Corporate Medallion” shall mean a Medallion that is not an Individual Medallion.

“CP Rate” means, with respect to any Conduit Lender for any Advance, to the extent such Conduit Lender funds such Advance by issuing Promissory Notes, the per annum rate equivalent to the sum of (i) the weighted average cost (as reasonably determined by the related Managing Agent, and which shall include (without duplication) the fees and commissions of placement agents and dealers, incremental carrying costs incurred with respect to Promissory Notes maturing on dates other than those on which corresponding funds are received by such Conduit Lender, other borrowings by such Conduit Lender and any other costs associated with the issuance of Promissory Notes) to the extent related to the issuance of Promissory Notes that are allocated, in whole or in part, by such Conduit Lender or its related Managing Agent to fund or maintain such Advance during such Interest Period and (ii) 0.02%.

“Credit Advance Rate” shall mean, with respect to each Eligible Medallion Loan, the “Credit Advance Rate” set forth in the chart below opposite the applicable Class of such Eligible Medallion Loan:

Class of Medallion Loans	Credit Advance Rate
Class A Medallion Loans	94%
Class B Medallion Loans	90%
Class C Medallion Loans	85%
Class D Medallion Loans	75%
Class E Medallion Loans	50%

provided, however, that if:

(i) the Delinquency Ratio shall exceed 7.5%, or

(ii) the aggregate outstanding balance of Class D Medallion Loans and Class E Medallion Loans exceeds the positive difference between Net Principal Balance and the Borrowing Base; or

(iii) the Cumulative Losses for Medallion Loans shall exceed $1,000,000; or

(iv) (A) the average cost of fully liquidating a Medallion, determined as of the last day of each month, based on the cost of liquidating Medallions during the preceding three months (or if fewer than ten Medallions were liquidated during such three-month period, based on the cost of liquidating the ten most recently liquidated Medallions), exceeds 5% of the original principal balance as determined by the Administrative Agent in its sole discretion exercised in good faith, or (B) the average time required to fully liquidate a Medallion in a jurisdiction, determined as of the last day of each month, based on the time of liquidating Medallions during the preceding three months (or if fewer than ten Medallions were liquidated during such three-month period, based on the time of liquidating the ten most recently liquidated Medallions), exceeds the number of days allotted per jurisdiction as set forth on Schedule 10 to the Borrowing Base Certificate under “Cannot exceed      days” due to a change in the procedure for liquidating Medallions by the applicable Taxi Commission, in each case as determined by the Lender in its sole discretion exercised in good faith, in which case the Credit Advance Rate may be reduced only with respect to Medallion Loans secured by Medallions in the jurisdiction in which such average time to liquidate Medallions exceeds the applicable allotted number of days, then, in each case, the Credit Advance Rate applicable to all Eligible Loans, in the sole and absolute discretion of the Administrative Agent, shall be reduced by an amount of up to 2.5 percentage points.

“Credit and Collection Policy” shall mean the credit and collection policy of Medallion Funding, as Servicer, for Medallion Loans attached hereto as Exhibit E.

“Cumulative Losses” shall mean cumulative losses actually realized in any one calendar year with respect to Medallion Loans from and after the time such loans became Medallion Loans, but shall not include costs, expenses or losses resulting from Hedging Arrangements.

“Custodial Agreement” shall mean that certain Custodial Agreement, dated as of the date hereof, among the Borrower, the Custodian, the Servicer and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Custodian” shall mean Wells Fargo Bank, National Association, as custodian under the Custodial Agreement, and its successors and permitted assigns thereunder.

“Custodian Fee” shall have the meaning provided for in the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall mean, in respect of any principal of any Advance or, to the extent permitted by law, any other amount under this Loan Agreement, the Notes or any other Loan Document that is not paid when due to any Secured Party (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the Base Rate plus 2.00% per annum.

“Delinquency Ratio” means, as of the last day of each month, (x) the aggregate of the Net Principal Balance as of such date of all Medallion Loans that are not Class A Medallion Loans or Class B Medallion Loans as of such date, divided by (y) the aggregate of the Net Principal Balance of all Medallion Loans at such time.

“Discount Rate” means, as of any date of determination, a per annum rate equal to the sum of (i) the greater of (A) the Swap Rate as of such date of determination and (B) the LIBO Rate as of such date of determination and (ii) 1.00%.

“Discount Spread” means, as of any date of determination, an amount equal to the difference between (i) the Discount Rate on such date of determination and (ii) the Weighted Average APR as of such date of determination.

“Discount Spread Rapid Amortization Event” shall have the meaning provided in Section 2.07(d) hereof.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by the Administrative Agent of any or all of the reviews permitted under Section 10.15 hereof with respect to any or all of the Medallion Loans, as desired by the Administrative Agent from time to time.

“Effective Date” shall mean December 19, 2006.

“Eligible Institution” means a depository institution organized under the laws of the United States of America or any state thereof or the District of Columbia (or any domestic branch of a foreign bank authorized under any such laws), (a) whose senior long-term unsecured debt obligations are rated at least A or better by S&P and A2 or better by Moody’s, and (b) which has a combined capital and surplus of at least $100,000,000.

“Eligible Investments” means book-entry securities entered on the books of the registrar of such securities and held in the name or on behalf of the Administrative Agent, negotiable instruments or securities represented by instruments in bearer or registered form (registered in the name of the Administrative Agent or its nominee) which evidence:

(a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States;

(b) insured demand deposits, time deposits or certificates of deposit of any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of the investment or contractual commitment to invest therein, as described in clause (d), (iii) is organized under the laws of the United States or any state thereof and (iv) has combined capital and surplus of at least $500,000,000;

(c) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank of the type described in clause (b) above;

(d) commercial paper having, at the time of the investment or contractual commitment to invest therein, the highest short-term rating from each of S&P and Moody’s; or

(e) units of taxable money market funds (which may be 12b-1 funds, as contemplated under the rules promulgated by the Securities and Exchange Commission under the Investment Company Act of 1940), which funds have the highest rating available for such securities from S&P and Moody’s or which have been designated in writing by S&P and Moody’s as eligible investments.

“Eligible Medallion Loan” shall mean a Medallion Loan purchased by the Borrower from a Seller (a) which satisfies the eligibility characteristics set forth on Schedule 1 hereto on and as of the applicable Funding Date and which continues to satisfy such eligibility characteristics at all times thereafter while such Medallion Loan is included in the Borrowing Base and (b) as to which the Administrative Agent has received evidence satisfactory to the Administrative Agent that such Medallion Loan was acquired by each of the Seller and the Borrower pursuant to a “true sale” transaction.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Default” shall have the meaning provided in Article VIII hereof.

“Federal Funds Rate” means, with respect to any Lender for any period, a fluctuating interest rate per annum equal (for each day during such period) to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York; or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the applicable Managing Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means (i) the Fee Letter dated the date hereof among CNAI, as a Managing Agent, the related Lenders and the Borrower, and (ii) each other fee letter executed in connection with this Loan Agreement, each as amended, restated, supplemented or otherwise modified from time to time.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fixed/Floating Percentage” shall mean, as of any date of determination, an amount equal to (i) the Net Principal Balance of all Medallion Loans, as of such date of determination, that are Fixed Rate Medallion Loans divided by (ii) the Net Principal Balance of all Medallion Loans, as of such date of determination.

“Fixed Rate Medallion Loan” shall mean any Medallion Loan which is subject to a contractual rate modification or readjustment less frequently than once per calendar month.

“Freshstart” shall mean Freshstart Venture Capital Corp., a New York corporation.

“Funding Date” shall mean, (x) with respect to a Medallion Loan, the first date on which an Advance (or, during the Term Period, a disbursement of funds from the Collateral Advance Account) is made hereunder to fund the purchase of such Medallion Loan, and (y) with respect to any Advance (or, during the Term Period, a disbursement of funds from the Collateral Advance Account), the date on which such Advance (or, during the Term Period, such disbursement of funds from the Collateral Advance Account) is made.

“Funding Date Documentation” shall have the meaning assigned to such term in the Custodial Agreement.

“Funding Documentation Receipt Date” shall have the meaning assigned to such term in the Custodial Agreement.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over the Borrower or any of its properties.

“Hedge Indemnities” any amounts payable by Borrower to any Approved Hedge Provider in respect of any indemnities under any Approved Hedging Agreement.

“Hedge Provider Scheduled Payments” means the amounts due and owing to any Approved Hedge Provider pursuant to any Approved Hedging Agreement other than the Hedge Breakage Costs and Hedge Indemnities.

“Hedge Provider Termination Payment” means any lump-sum amount payable to the Approved Hedge Provider in connection with the designation of an “Early Termination Date” as defined in the Approved Hedging Agreement.

“Hedging Arrangement” shall mean, with respect to any or all of the Medallion Loans, any interest rate swap, cap or collar agreement, eurodollar future contracts, repurchase agreement or other agreements or arrangements (including any arrangement providing for the short sale of U.S. Treasury securities), and any securities, securities accounts or securities contracts relating to the foregoing, in each case intended to provide protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by the Borrower or a designee of the Borrower and the hedging counterparty.

“Hedging Strategy” shall mean a commercially reasonable interest rate hedging strategy acceptable to the Administrative Agent (whose approval shall not be unreasonably withheld or delayed) that is designed to provide protection against fluctuations in interest rates, which strategy may from time to time include the purchase of fixed-for-floating interest rate swaps, long-dated LIBO Rate or interest rate caps.

“Indebtedness” shall mean, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Indemnified Party” shall have the meaning provided in Section 10.03 hereof.

“Individual Medallion” shall mean a Medallion issued to an Obligor who is a natural person in circumstances where such natural person is the only party who may use such Medallion (commonly referred to as an “owner-driver medallion”).

“Interest Period” means (i) initially, the period commencing on the Effective Date and ending on (and including) the Sunday prior to the first Weekly Payment Date occurring after the Effective Date, and (ii) thereafter, each period commencing on the day after the last day of the most recently ended Interest Period and ending on (and including) the Sunday prior to the next Weekly Payment Date following such date.

“Interest Rate” means, with respect to any Advance for any day (i) to the extent such Advance is funded on such day by a Conduit Lender through the issuance of Promissory Notes, the CP Rate and (ii) otherwise, subject to Section 2.06, a rate equal to the sum of (A) the Adjusted LIBO Rate and (B) the Applicable Margin; provided, that at all times following the occurrence and during the continuation of an Event of Default, the Interest Rate for each Advance shall be the Default Rate.

“Interest Rate Reserve Percentage” means, on any date of determination, (i) if the Discount Spread on such date of determination is less than 0.0%, 0 and (ii) if the Discount Spread is greater than 0.0% on such date of determination, an amount equal to the following:

WAR x FFP x DS x WAL, where:

“WAR” means the Weighted Average Credit Advance Rate as of such date of determination

“DS” means the Discount Spread on such date of determination.

“FFP” means the Fixed/Floating Percentage on such date of determination.

“WAL” means the Weighted Average Life as of such date of determination.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Junior Participation Medallion Loan” shall mean a Medallion Loan that is subject to a Permitted Junior Participation Interest.

“Junior Participation Supplemental Agreement” shall mean each Junior Participation Supplemental Agreement among the Administrative Agent, the Borrower, Medallion Funding and a Permitted Junior Participant, substantially in one the forms attached hereto as Exhibit L, or any other Junior Participation Supplemental Agreement among the Administrative Agent, the Borrower, Medallion Funding and a Permitted Junior Participant approved by the Administrative Agent in its sole and absolute discretion, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Lender” means any Conduit Lender or Committed Lender, as applicable, and “Lenders” means, collectively, the Conduit Lenders and the Committed Lenders.

“Lender Group” means any Managing Agent and its related Conduit Lenders and Committed Lenders.

“Lender Group Limit” means, for any Lender Group, as of any date of determination, on amount equal to the sum of the Commitments of the Committed Lenders in such Lender Group as of such date of determination.

“Lender Group Percentage” means, for any Lender Group, the percentage equivalent of a fraction (expressed out to five decimal places), the numerator of which is the aggregate Commitments of all Committed Lenders in such Lender Group and the denominator of which is the aggregate Commitments of all Committed Lenders.

“Lender Representative” shall have the meaning assigned in Section 10.19.

“LIBO Rate” means, for any Interest Period, the rate determined by the related Managing Agent by reference to the British Bankers’ Association Interest Settlement Rate for deposits in Dollars, with a maturity comparable to such Interest Period, appearing on page 3750 of the Telerate Service (or any such page as may replace page 3750 on such service or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as determined by the related Managing Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, on the second Business Day before the first day of such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate at which deposits in Dollars in a principal amount of not less than $1,000,000 and for a maturity comparable to such Interest Period are offered by the related Reference Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the second Business Day before (and for value on) the first day of such Interest Period.

“LIBO Rate Reserve Percentage” means, for any Interest Period in respect of which Interest is computed by reference to the LIBO Rate, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Interest Period.

“LIBOR Advance” has the meaning specified in Section 2.06.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidity Provider” means any of the financial institutions from time to time party to any Asset Purchase Agreement or any liquidity loan agreement or similar arrangement with a Conduit Lender in connection with this Loan Agreement.

“Loan Agreement” shall have the meaning assigned to such term in the Preamble.

“Loan Documents” shall mean, collectively, this Loan Agreement, the Notes, the Collection Account Control Agreement, the Fee Letters, the Custodial Agreement, the Servicing Agreement, the Purchase Agreement, each Junior Participation Supplemental Agreement, each Approved Purchase Agreement, each account control agreement entered into pursuant to Section 2.16(a) hereof and the agreements relating to Hedging Arrangements.

“Loan-to-Value Ratio” or “LTV” shall mean, with respect to a Medallion Loan, as of any date of determination, the percentage equivalent of a fraction the numerator of which is the Net Principal Balance for such Medallion Loan and the denominator of which is the Medallion Valuation Amount for the related Medallion.

“Majority Committed Lenders” means, at any time, Committed Lenders whose Commitments together exceed sixty-six and two thirds percent (66.67%) of the Maximum Committed Credit at such time.

“Managing Agent” means, as to any Conduit Lender or Committed Lender, the Person listed on Schedule 2 as the “Managing Agent” for such Lenders, together with its respective successors and permitted assigns.

“Material Adverse Effect” shall mean a material adverse effect on (a) the contracts, property, business, condition (financial or otherwise) or prospects of the Borrower, (b) the ability of the Borrower to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Secured Parties under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith or (f) the Collateral.

“Maximum Committed Credit” shall mean, as of any date of determination, the sum of the Commitments of the Committed Lenders as of such date of determination.

“Medallion” shall mean a medallion or other license issued by a Taxi Commission which enables the holder thereof to operate a taxicab in New York City, Chicago, Boston, Cambridge, Newark, Philadelphia or another location in which the Administrative Agent in its sole discretion deems acceptable and approves in writing.

“Medallion Collateral” shall mean, in respect of a Medallion Loan, the related Medallion and any other interest in property securing such Medallion Loan.

“Medallion Funding” shall mean Medallion Funding Corp., a New York corporation, and its successors and permitted assigns.

“Medallion Funding Intangible Assets” means all licenses, franchises, patents, patent applications, trademarks, program rights, good will, and research and development expense and other like intangible assets shown on the consolidated balance sheet of Medallion Funding and its Subsidiaries.

“Medallion Funding Tangible Net Worth” means, at any date, (i) the amount which, in conformity with GAAP, would be set forth opposite the caption “shareholder’s equity” (or any like caption, in each case inclusive of preferred stock) on a consolidated balance sheet of Medallion Funding and its Subsidiaries at such date, minus (ii) the aggregate amount reflected on such balance sheet of any Medallion Funding Intangible Assets at such date.

“Medallion Funding Total Liabilities” shall mean, for any period, all liabilities of the Servicer and its Subsidiaries for such period, which in accordance with GAAP, would be classified on a balance sheet of Medallion Funding as liabilities.

“Medallion Loan” shall mean each of the loans secured by Medallion Collateral originated by any of (i) the Seller, (ii) an Affiliate of Medallion Funding or (iii) a third-party originator acceptable to the Administrative Agent in its sole and absolute discretion and approved by the Administrative Agent in writing, and purchased by the Borrower evidenced by, among other things, a Medallion Note and Medallion Security Agreement, that is included in any Medallion Loan Schedule, and all rights and obligations under such loan.

“Medallion Loan Documents” shall mean, with respect to any Medallion Loan, each of the documents referred to in Section 2 of the Custodial Agreement (regardless of whether such document has been delivered to the Custodian under the Custodial Agreement).

“Medallion Loan File” shall mean, with respect to any Medallion Loan, all Medallion Loan Documents related to such Medallion Loan.

“Medallion Loan Schedule” shall have the meaning assigned to such term in the Custodial Agreement.

“Medallion Note” shall mean the original executed promissory note or other evidence of indebtedness of an Obligor with respect to a Medallion Loan.

“Medallion Security Agreement” shall mean a security agreement between a Seller and an Obligor under a Medallion Note pursuant to which the Obligor grants such Seller a security interest in the underlying Medallion and any other Medallion Collateral.

“Medallion Valuation Amount” shall mean, as of any date of determination:

(i) in the case of a Medallion issued by the Taxi Commission for New York City, the lesser of (a) (1) for an Individual Medallion, the prior month’s average of monthly sales prices for sales of Individual Medallions, as reported by such Taxi Commission, and (2) for a Corporate Medallion, the prior month’s average of monthly sales prices for sales of Corporate Medallions, as reported by such Taxi Commission, (b) (1) for an Individual Medallion, the average of monthly sales prices for sales of Individual Medallions, as required to be reported pursuant to Section 7.20 of this Loan Agreement, and (2) for a Corporate Medallion, the average of monthly sales prices for sales of Corporate Medallions, as required to be reported pursuant to Section 7.20 of this Loan Agreement, and (c) the Medallion Valuation Amount as determined pursuant to the Underwriting Guidelines; or

(ii) in the case of a Medallion issued by any Taxi Commission other than the Taxi Commission for New York City, the lesser of (a) the prior month’s average of monthly sales prices for sales of Medallions, based on a letter from counsel where such Taxi Commission is located, (b) the average of monthly or quarterly sales prices for sales of Medallions, as required to be reported pursuant to Section 7.20 of this Loan Agreement, and (c) the Medallion Valuation Amount as determined pursuant to the Underwriting Guidelines;

provided that (x) in the event a Taxi Commission no longer reports average sales prices of Medallions as proscribed in clauses (i) or (ii) above or (y) in the case of the determination of the Medallion Valuation Amount by an Other Acceptable Taxi Commission, the Medallion Valuation Amount shall be determined by the Administrative Agent pursuant to a methodology established by the Administrative Agent in its sole discretion exercised in good faith, notice of which methodology shall be given to the Borrower and the Servicer in writing.

“MF Chicago” shall mean Medallion Funding Chicago Corp., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Principal Balance” shall mean, with respect to a Medallion Loan, the unpaid principal balance of a Medallion Loan less the principal amount of any Permitted Junior Participation Interest in such Medallion Loan.

“New York City Medallion Loan” shall mean a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of New York, New York.

“Newark Medallion Loan” shall mean a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Newark, New Jersey.

“Non-Excluded Taxes” shall have the meaning provided in Section 2.11 hereof.

“Non-US Person” shall have the meaning provided in Section 2.11 hereof.

“Note” shall have the meaning assigned to such term in Section 2.02 hereof.

“Notice of Borrowing and Pledge” means a Notice of Borrowing and Pledge substantially in the form of Exhibit H hereto.

“Obligor” shall mean the Person obligated to make payments under a Medallion Loan.

“Official Body” means any Governmental Authority or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Operating Account” shall have the meaning assigned in Section 3.01.

“Other Acceptable Medallion Loan” shall mean a Medallion Loan issued by an Other Acceptable Taxi Commission.

“Other Acceptable Taxi Commission” shall mean an agency, commission, regulatory body or other municipal instrumentality of a jurisdiction approved by the Administrative Agent in its sole and absolute discretion.

“Parent” shall mean Medallion Financial Corp., a Delaware corporation, a “regulated investment company” within the meaning of the Code and a closed-end management investment company registered under the Investment Company Act and its permitted successors hereunder.

“Partial Payment Date” shall have the meaning provided in Section 2.08(a) hereof.

“Permitted Junior Participant” shall mean (a) a lender, financial institution or other Person listed on Schedule 1.01 hereto or another lender, financial institution or other Person acceptable to the Administrative Agent in its sole and absolute discretion, in each case that is not an Affiliate of the Borrower, that purchases participations in medallion loans, (b) an Affiliate of the Borrower that is a bankruptcy remote entity and is listed on Schedule 1.01 hereto (and whose bankruptcy remoteness has been established to the satisfaction of the Administrative Agent in its sole and absolute discretion, including, without limitation, by delivery of a legal opinion of counsel to the Borrower relating to the issues of substantive consolidation and true sale, in form and substance satisfactory to the Administrative Agent) or another Affiliate of the Borrower that is a bankruptcy remote entity that is acceptable to the Administrative Agent in its sole and absolute discretion hereto (and whose bankruptcy remoteness has been established to the satisfaction of the Administrative Agent in its sole and absolute discretion, including, without limitation, by delivery of a legal opinion of counsel to the Borrower relating to the issues of substantive consolidation and true sale, in form and substance satisfactory to the Administrative Agent), and (c) Freshstart.

“Permitted Junior Participation Interest” shall mean a participation interest in a Medallion Loan that (i) is subordinated in right of payment to the rights of the Borrower and is evidenced by an Approved Junior Participation Agreement or another agreement in form and substance acceptable to the Administrative Agent in its sole and absolute discretion, (ii) is subject to a Junior Participation Supplemental Agreement, and (iii) is held by a Permitted Junior Participant; provided, however, that that neither Parent nor any Affiliate of Parent shall have, individually or collectively, a participation interest of more than 10% in any Medallion Loan.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association, government (or any agency, instrumentality or political subdivision thereof) or any other entity of whatever nature.

“Philadelphia Medallion Loan” shall mean a Medallion Loan secured by Medallion Collateral that includes a Medallion issued by the Taxi Commission for the City of Philadelphia, Pennsylvania.

“Prime Rate” means, with respect to any Lender Group, the rate of interest announced publicly by the related Reference Bank from time to time as its prime or base rate (such rate not necessarily being the lowest or best rate charged by such Reference Bank).

“Promissory Notes” means the commercial paper notes issued by a Conduit Lender.

“Pro Rata Share” means, at any time for any Committed Lender in any Lender Group, (a) the Commitment of such Committed Lender at such time divided by the Lender Group Limit of such Committed Lender’s Lender Group at such time, and (b) after the Commitments of all the Committed Lenders in such Lender Group have been terminated, the outstanding principal amount of the Advances funded by such Committed Lender at such time divided by the outstanding principal amount of the Advances funded by all the Committed Lenders in such Lender Group at such time.

“Product Information” shall have the meaning assigned in Section 10.19.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Agreement” means that certain Loan Sale and Contribution Agreement, dated as of the date hereof, between Medallion Funding, as Seller, and the Borrower, as purchaser, together with all instruments, documents and agreements executed in connection therewith, as such Purchase Agreement may from time to time be amended, supplemented, restated or otherwise modified from time to time with the prior written consent for the Administrative Agent.

“Rapid Amortization Event” shall mean a CLTV Rapid Amortization Event or a Discount Spread Rapid Amortization Event.

“Reconciliation” shall have the meaning set forth in the Servicing Agreement.

“Reference Bank” means, with respect to any Lender Group, the financial institution identified as the Reference Bank for such Lender Group on Schedule 2 or such other financial institution as shall be specified by the Managing Agent for such Lender Group in a written notice to the Borrower.

“Related Parties” means the Borrower, Medallion Funding, Freshstart and Medallion Capital, Inc.

“Release Price” shall mean, with respect to a Medallion Loan, the Administrative Agent’s security interest in which is to be released in connection with the repayment of an Advance pursuant to Section 2.08(b), an amount equal to the Collateral Value of such Medallion Loan as of the date of such repayment plus all accrued but unpaid interest thereon.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, president, vice president, treasurer or secretary or, with respect to financial matters, the chief financial officer, chief accounting officer, president, vice president, treasurer or secretary of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated to the Administrative Agent to its reasonable satisfaction.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors.

“Secured Obligations” shall mean the unpaid principal amount of, and interest on the Advances, and all other obligations and liabilities of the Borrower to the Secured Parties, the Approved Hedge Provider or any Affiliate of any Secured Party that is a hedging counterparty under a Hedging Arrangement or any Indemnified Party, (including, but not limited to, fees, expenses and indemnification payments owed to the Custodian under Sections 8 and 15 of the Custodial Agreement) whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Loan Agreement, the Notes, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Managing Agents and the Lenders or otherwise). For purposes hereof, “interest” shall include, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Secured Parties” means, collectively, the Lenders, each Managing Agent, the Administrative Agent, the Affected Parties, the Approved Hedge Provider and each other Indemnified Party.

“Seller” shall mean (a) Medallion Funding, in its capacity as Seller under the Purchase Agreement, or (b) an Approved Seller.

“Servicer” shall mean Medallion Funding, in its capacity as servicer under the Servicing Agreement, or such other servicer as shall be acceptable to the Administrative Agent in its sole discretion.

“Servicer Default” shall have the meaning provided for in the Servicing Agreement.

“Servicing Agreement” shall mean that certain Servicing Agreement, dated as of the date hereof, among the Borrower, the Administrative Agent and the Servicer for the servicing of Medallion Loans, as the same may be amended, supplemented, restated or otherwise modified from time to time with the prior written consent of the Administrative Agent.

“Servicing Fee” shall have the meaning provided for in the Servicing Agreement.

“Servicing Records” means all servicing records relating to the Collateral, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Medallion Loans.

“Servicing Report” shall have then meaning provided in the Servicing Agreement.

“Standard Form Medallion Loan Documentation” means the forms of Medallion Loan Documents utilized by a Seller to originate Medallion Loans.

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, trust or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, trust or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Swap Rate” means the rate for interest rate swaps, as reported daily on the internet by the Federal Reserve Bank in the H. 15 Selected interest Rates (Daily), interpolated by the Borrower to match by the Weighted Average Life.

“Taxes” shall have the meaning provided in Section 2.11 hereof.

“Taxi Commission” shall mean (i) in the case of the City of New York, New York, the New York City Taxicab and Limousine Commission, (ii) in the case of the City of Boston, Massachusetts, the Boston Police Department, (iii) in the case of the City of Chicago, Illinois, the Commissioner of the Department of Consumer Services, Public Vehicles Operations Division for Chicago, Illinois, (iv) in the case of the City of Cambridge, Massachusetts, the City of Cambridge, Hackney Carriage Division, (v) in the case of the City of Newark, New Jersey, the Division of Taxicabs, Newark Police Department, (vi) in the case of the City of Philadelphia, Pennsylvania, the Pennsylvania Public Utilities Commission, or (vii) any Other Acceptable Taxi Commission, and, in each case, any successor agency, commission, regulatory body or other municipal instrumentality charged with responsibility for licensing taxicabs in the applicable municipality.

“Term Period” means the period commencing on the Term Period Commencement Date and ending on the earlier of (i) the Termination Date and (ii) December 15, 2009.

“Term Period Commencement Date” means the same day as the day set forth in clause (a) of the definition of Commitment Termination Date (without giving effect to the final proviso at the end of such definition); provided, that, the Term Period Commencement Date shall not occur hereunder if an Event of Default has occurred and is continuing as of the same day as the day set forth in clause (a) of the definition of Commitment Termination Date (without giving effect to the final proviso at the end of such definition).

“Term Period Outstandings” means aggregate principal amount of Advances outstanding on the day prior to the Term Period Commencement Date plus the aggregate net disbursements from the Collateral Advance Account to the Borrower during the Term Period.

“Termination Date” shall mean the earliest of (i) the Commitment Termination Date, (ii) the Business Day designated by the Borrower in writing to the Administrative Agent, the Managing Agents and the Lenders upon five (5) Business Days’ written notice, and (iii) the date on which an Event of Default occurs, or, in either case, such earlier date on which this Loan Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Termination Event” has the meaning set forth in the Purchase Agreement.

“Transaction” shall have the meaning assigned in Section 10.19.

“Underwriting Guidelines” shall mean (i) in the case of Medallion Loans sold by Medallion Funding, as Seller, to the Borrower, the underwriting guidelines of Medallion Funding for Medallion Loans, attached hereto as Exhibit F), or (ii) in the case of Medallion Loans sold by an Approved Seller to the Borrower, the underwriting guidelines of such Approved Seller for Medallion Loans delivered to the Administrative Agent and approved by the Administrative Agent in writing in the Administrative Agent’s sole and absolute discretion.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or the renewal or enforcement thereof in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“US Person” shall have the meaning provided in Section 2.11 hereof.

“Weekly Collection Period” has the meaning specified in the Servicing Agreement.

“Weekly Payment Date” means the second Business Day of each calendar week for the Weekly Collection Period ending on the preceding Friday.

“Weekly Principal Payment” means, in respect of any Weekly Collection Period, an amount equal to the product of (a) the “Borrowing Base Advance Rate” specified in the most recently delivered Borrowing Base Certificate and (b) the aggregate Collections in respect of principal payments on the Medallion Loans received by the Servicer during such Weekly Collection Period.

“Weekly Report Date” means, in respect of any Weekly Payment Date, the Business Day immediately preceding such Weekly Payment Date.

“Weighted Average APR” means, as of any date of determination, the sum of the APR Weights for all Fixed Rate Medallion Loans that are Eligible Medallion Loans as of such date of determination, where:

“APR Weight” means, for any Fixed Rate Medallion Loan that is an Eligible Medallion Loan on any date of determination, a fraction, the numerator of which is equal to the product of (1) the Net Principal Balance of such Fixed Rate Medallion Loan that is an Eligible Medallion Loan as of such date of determination and (2) the interest rate applicable to such Fixed Rate Medallion Loan that is an Eligible Medallion Loan as of such date of determination and the denominator of which is equal to the Net Principal Balance of all Fixed Rate Medallion Loans that are Eligible Medallion Loans as of such date of determination.

“Weighted Average Credit Advance Rate” means, as of any date of determination, the sum of the Credit Advance Rate Weights for all Eligible Medallion Loans as of such date of determination, where:

“Credit Advance Rate Weight” means, for any Eligible Medallion Loan on any date of determination, a fraction, the numerator of which is equal to the product of (1) the Net Principal Balance of such Eligible Medallion Loan as of such date of determination and (2) the Credit Advance Rate with respect to such Eligible Medallion Loan as of such date of determination and the denominator of which is equal to the Net Principal Balance of all Eligible Medallion Loans as of such date of determination.

“Weighted Average Life” means, (i) initially, 2.5 years and (ii) thereafter, with respect to any calendar month of the Borrower, an amount equal to (A) the sum of the Loan Weights for all Eligible Medallion Loans, as of the last day of the calendar month most recently ended divided by (B) twelve where:

“Loan Weight” means, for any Eligible Medallion Loan on any date of determination, a fraction, the numerator of which is equal to the product of (1) the Net Principal Balance of such Eligible Medallion Loan as of such date of determination and (2) the remaining months until the maturity of such Medallion Loan and the denominator of which is equal to the Net Principal Balance of all Eligible Medallion Loans as of such date of determination.

“Wet Loan” means, as of any date of determination, a Medallion Loan (i) that was executed no more than ten (10) Business Days prior to such date of determination and in respect of which the Administrative Agent has received a Wet Loan Schedule in accordance in the terms of the Servicing Agreement and (ii) in respect of which the Administrative Agent has not yet received a “Trust Receipt” (as defined in the Custodial Agreement) for such Medallion Loan in accordance with the terms of the Custodial Agreement.

Section 1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent and the Managing Agents hereunder shall be prepared, in accordance with GAAP.

ARTICLE II

ADVANCES, NOTE AND PREPAYMENTS

Section 2.01 Advances Before the Term Period Commencement Date.

(a) On the terms and subject to the conditions hereof, on the Effective Date, and thereafter from time to time prior to (i) the Commitment Termination Date and (ii) the Term Period Commencement Date, the Conduit Lenders may in their sole discretion, and each Committed Lender shall, if the Conduit Lender in any Committed Lender’s Lender Group elects not to, make Advances to the Borrower in an amount, for each Lender Group, equal to such Lender Group’s Lender Group Percentage of the amount requested by the Borrower pursuant to Section 2.03; provided that no Lender shall make any such Advance if, after giving effect to such Advance:

(i) the aggregate outstanding principal balance of the Advances funded by such Lender hereunder shall exceed its Conduit Lending Limit (in the case of a Conduit Lender) or Commitment (in the case of a Committed Lender);

(ii) the aggregate outstanding principal balance of the Advances shall exceed the Maximum Committed Credit;

(iii) the aggregate outstanding principal balance of the Advances funded by the Lenders in any Lender Group shall exceed the Lender Group Limit for such Lender Group; and

(iv) the aggregate outstanding principal balance of the Advances shall exceed the Borrowing Base.

(b) Advances on the Term Period Commencement Date.

(i) On the Term Period Commencement Date, each Committed Lender shall, and each Committed Lender severally agrees to, make an Advance in Dollars into the Collateral Advance Account in an amount equal to the excess of (i) such Committed Lender’s Commitment over (ii) the sum of (A) the unpaid principal amount of Advances held by such Committed Lender on such date and (B) the product of (1) such Committed Lender’s Pro Rata Share and (2) the principal amount of all Advances held by the Conduit Lender as of such date of determination.

(ii) On the Term Period Commencement Date, each Committed Lender shall, and each Committed Lender severally agrees to, purchase from its related Conduit Lender, such Committed Lender’s Pro Rata Share of all of the Advances then held by such Conduit Lender plus accrued and unpaid interest thereon. On the Term Period Commencement Date, each Conduit Lender shall, and each Conduit Lender severally agrees to sell to its related Committed Lenders, each such Committed Lender’s Pro Rata Share of all of the Advances then held by such Conduit Lender plus accrued and unpaid interest thereon. The purchases and sales described in the immediately preceding sentence shall be made without any representations or warranties by any purchasing Committed Lender or selling Conduit Lender.

(iii) For the avoidance of doubt, on each day during the Term Period, the aggregate outstanding balance of the Advances shall be deemed to be equal to Maximum Committed Credit.

(c) Minimum Amounts; etc. If there is more than one Committed Lender in a Lender Group, each such Committed Lender shall lend its Pro Rata Share of such Lender Group’s Lender Group Percentage of each requested Advance, to the extent such Advance is not made by the related Conduit Lender. Each Advance, other than the Advance to be made on the Term Period Commencement Date in accordance with Section 2.01(b), shall be in a minimum principal amount equal to $250,000 and in integral multiples of $250,000 in excess thereof. Subject to Section 2.08(a) hereof, the Borrower may borrow, prepay and reborrow the Advances hereunder.

Section 2.02 Notes. The Advances shall be evidenced by promissory notes (as from time to time supplemented, extended, amended or replaced, the “Notes”), substantially in the form set forth in Exhibit A, with appropriate insertions, dated the Effective Date, payable to the order of each Managing Agent, for the benefit of the Lenders in such Managing Agent’s Lender Group, in the maximum principal amount of such Managing Agent’s Lender Group Limit (or, if less, in the aggregate unpaid principal amount of all of the Advances) on the Termination Date or such other date as is specified herein. Each Managing Agent shall record in its records, or at its option on the schedule attached to the Notes, the date and amount of each Advance made hereunder, the interest rate with respect thereto, each repayment thereof, and the other information provided for thereon. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Notes. The failure so to record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the actual obligations of Borrower hereunder or under the Notes to repay the principal amount of all Advances, together with all interest accruing thereon, as set forth in this Loan Agreement.

Section 2.03 Procedure for Borrowing.

(a) The Borrower may request an Advance (or, during the Term Period, a disbursement of funds from the Collateral Advance Account) hereunder, on any Business Day during the period from and including the Effective Date to but excluding the Termination Date, by delivering to the Administrative Agent and each Managing Agent, with a copy to the Custodian, a Notice of Borrowing and Pledge, appropriately completed and executed by a Responsible Officer of the Borrower, which Notice of Borrowing and Pledge must be received by the Administrative Agent and each Managing Agent, with a copy to the Custodian, prior to 3:00 p.m., New York City time, one (1) Business Day prior to the requested Funding Date;

provided, that the Borrower shall not request more than two Advances (or, during the Term Period, a disbursement of funds from the Collateral Advance Account) for any calendar week. Such Notice of Borrowing and Pledge shall (i) attach a schedule identifying the Eligible Medallion Loans that the Borrower proposes to pledge to the Administrative Agent and to be included in the Borrowing Base in connection with such Advance (or, during the Term Period, such disbursement of funds from the Collateral Advance Account), (ii) contain the amount of the Advance (or, during the Term Period, the disbursement of funds from the Collateral Advance Account) requested to be made on such Funding Date, (iii) specify the requested Funding Date, (iv) include certification from a Responsible Officer of the Borrower (A) as to the satisfaction of all of the matters referred to in Sections 5.02 (a), (b) and (c) hereof, (B) that, as of the requested Funding Date with respect to each Eligible Medallion Loan listed in the Notice of Borrowing and Pledge after giving effect to the requested increase (1) the Custodian shall have (A) received the Medallion Loan File with respect to each such Eligible Medallion Loan and (B) sent a “Trust Receipt” (as defined in the Custodial Agreement) to the Administrative Agent for each such Eligible Medallion Loan included in the calculation of the Borrowing Base, or (2) such Eligible Medallion Loan is a Wet Loan and the Borrower has acquired such Wet Loan, (v) attach a “Wet Loan Schedule” (as defined in the Servicing Agreement) as of the requested Funding Date, and (vi) contain (by attachment) such other information reasonably requested by the Administrative Agent, the Managing Agents or the Lenders from time to time.

(b) Conduit Lender Acceptance or Rejection.

(i) If a Conduit Lender shall receive a Notice of Borrowing and Pledge from its related Managing Agent, such Conduit Lender shall instruct its related Managing Agent to accept or reject such request by no later than the close of business on the Business Day of the applicable Notice of Borrowing and Pledge. If a Conduit Lender rejects a Notice of Borrowing and Pledge, the related Managing Agent shall promptly notify the Borrower and the related Committed Lenders of such rejection. At no time will a Conduit Lender be obligated to make Advances hereunder regardless of any notice given or not given pursuant to this Section.

(ii) It is expected that the Conduit Lenders will (but there will be no obligation to) accept requests to make Advances in the ordinary of course of business and will fund such Advances substantially through the issuance of Promissory Notes.

(c) Committed Lender’s Commitment.

(i) If a Conduit Lender rejects a Notice of Borrowing and Pledge, any Advance requested by the Borrower in such Notice of Borrowing and Pledge that would otherwise be made by such Conduit Lender shall be made by the related Committed Lenders in its Lender Group on a pro rata basis in accordance with their respective Pro Rata Shares of such Advance.

(ii) The obligations of any Committed Lender to make Advances hereunder are several from the obligations of any other Committed Lenders (whether or not in the same Lender Group). The failure of any Committed Lender to make Loans hereunder shall not release the obligations of any other Committed Lender (whether or not in the same Lender Group) to make Advances hereunder, but no Committed Lender shall be responsible for the failure of any other Committed Lender to make any Advance hereunder.

(iii) Notwithstanding anything herein to the contrary, a Committed Lender shall not be obligated to fund any Advance at any time on or after the Termination Date or if, after giving effect to such Advance, the aggregate outstanding Advances funded by such Committed Lender hereunder would exceed an amount equal to (i) such Committed Lender’s Commitment less (ii) such Committed Lender’s ratable share of the aggregate outstanding principal balance of the Advances held by the Conduit Lender(s) in such Committed Lender’s Lender Group.

(d) Disbursement of Funds.

(i) On each Funding Date before the Term Period Commencement Date, each applicable Lender shall remit its share of the aggregate amount of the Advances requested by the Borrower to the account of its related Managing Agent specified therefor to such Lender by wire transfer of same day funds. Upon receipt of such funds, each Managing Agent shall remit such funds by wire transfer of same day funds to the account of the Borrower specified in the related Notice of Borrowing and Pledge to the extent it has received such funds from the Lenders in its Lender Group.

(ii) Notwithstanding anything to the contrary in this Article II, during the Term Period, upon fulfillment of the applicable conditions set forth in the final sentence of Section 2.03(a), the Administrative Agent shall wire (or otherwise transfer in immediately available funds) on the applicable Funding Date to the Borrower by remitting to the Borrower such requested disbursement from the Collateral Advance Account solely out of the funds available therefor in the Collateral Advance Account. No disbursement from the Collateral Advance Account shall be made to the Borrower to the extent that, after giving effect to such disbursement, the Term Period Outstandings would exceed the Borrowing Base.

Section 2.04 Delivery of Medallion Loan Files. With respect to any Medallion Loan, the Borrower shall deliver to the Custodian the related Medallion Loan File in the manner set forth in Section 2 of the Custodial Agreement.

Section 2.05 Repayment of Advances; Interest.

(a) The Borrower hereby promises to repay in full on the Termination Date the aggregate outstanding principal amount of the Advances.

(b) The Borrower hereby promises to pay the fees payable under each Fee Letter on the dates specified in each such Fee Letter.

(c) The Borrower hereby promises to pay to the Managing Agents for the benefit of the Lenders in such Managing Agent’s Lender Group interest on the unpaid principal amount of each Advance for the period from and including the Funding Date of such Advance to but excluding the date such Advance shall be paid in full, at a rate per annum for each day during each Interest Period equal to the Interest Rate applicable to such Advance; calculated such that interest shall accrue each day on the outstanding principal amount of all Advances as of 12:00 noon, New York City time, on such day. Notwithstanding the foregoing, the Borrower hereby promises to pay interest at the Default Rate on any principal of any Advance and on any other amount payable by the Borrower hereunder or under the other Loan Documents that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Advance shall be payable on each Weekly Payment Date and the Termination Date. Notwithstanding the foregoing, interest accruing at the Default Rate shall be payable to the Managing Agents, for the benefit of the Lenders in its Lender Group, on demand. On the Business Day immediately preceding each Weekly Payment Date, each Managing Agent shall calculate the aggregate amount of interest for the Lenders in such Managing Agent’s Lender Group with respect to the then most recently ended Interest Period and shall notify Borrower of (i) such aggregate amount and (ii) the applicable Interest Rates used in the calculation of such aggregate amount.

(d) Interest on the Advances shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. The Administrative Agent shall as soon as practicable notify the Borrower of each determination of a Adjusted LIBO Rate. Any change in the interest rate on an Advance resulting from a change in the eurocurrency reserve requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower of the effective date and the amount of each such change in interest rate.

(e) Each determination of an interest rate by any Lender or Managing Agent pursuant to any provision of this Loan Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. Each Lender or Managing Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by such Lender or Managing Agent in determining any interest rate pursuant to Section 2.05.

(f) Unless otherwise specified herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited no later than 12:00 noon (New York City time) on the day when due in same day funds to any account specified in writing to the Borrower by the Administrative Agent, any Managing Agent or any Lender, as applicable.

(g) All amounts to be paid hereunder shall be paid in Dollars.

Section 2.06 Illegality LIBO Rate Inadequate; Inability to Determine LIBO Rate.

(a) Notwithstanding any other provision of this Loan Agreement, if the adoption of or any change in any law or in the interpretation or application thereof by any relevant Governmental Authority shall make it unlawful for any Lender, in its reasonable determination, to fund or maintain Advances for which Interest is calculated by reference to the LIBO Rate (each a “LIBOR Advances”) as contemplated by this Loan Agreement or to obtain in the interbank eurodollar market the funds with which to make or maintain any such LIBOR

Advance, such Lender shall promptly notify the Administrative Agent, its Managing Agent and the Borrower thereof whereupon, until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, (i) the obligation of such Lender to fund or maintain LIBOR Advances shall forthwith be suspended, (ii) such Lender’s then outstanding LIBOR Advances, if any, shall be converted into Advances that accrue Interest based on the Base Rate (each a “Base Rate Advances”) and (iii) if any Notice of Borrowing and Pledge requests a LIBOR Advance, the portion of such Advance to be funded by such Lender shall be made as a Base Rate Advance.

(b) If (i) any Lender reasonably determines that the rate at which deposits of Dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of funding or maintaining LIBOR Advances or (ii) the related Lender is unable, after reasonable attempts, to obtain Dollars in the London interbank market to fund or maintain such Interest Period, then such Lender shall give notice thereof to the Borrower, its Managing Agent and the Administrative Agent by telephone or telecopy as promptly as practicable thereafter and, until such Lender notifies the Borrower, its Managing Agent and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, (A) the obligations of the such Lender to make LIBOR Advances or to continue or convert outstanding Advances as or into LIBOR Advances shall be suspended, (B) each outstanding LIBOR Advances funded by such Lender shall be converted into a Base Rate Advance on the last day of the Interest Period applicable thereto, and (C) if any Notice of Borrowing and Pledge requests a LIBOR Advance, the portion of such Advance to be funded by such Lender shall be made as a Base Rate Advance.

Section 2.07 Determination of Borrowing Base; Mandatory Prepayments or Pledge; Rapid Amortization Events.

(a) On or before each Borrowing Base Certificate Date, the Borrower shall cause the Servicer to deliver to the Administrative Agent and each Managing Agent a Borrowing Base Certificate as of the last day of such prior month, certified as complete and correct by a Responsible Officer of the Servicer. Notwithstanding the foregoing, any calculations set forth in any Borrowing Base Certificate which require the LIBO Rate or Swap Rate in the determination thereof shall be determined based upon the LIBO Rate and Swap Rate in effect on the first day of the Interest Period during which such Borrowing Base Certificate is required to be delivered hereunder.

(b) If at any time the aggregate outstanding principal amount of Advances (or, during the Term Period, the Term Period Outstandings) exceeds the Borrowing Base, including, without limitation, as the result of any Medallion Loan ceasing to be an Eligible Medallion Loan (a “Borrowing Base Deficiency”) the Borrower shall no later than 12:00 (noon) New York City time on the second (2nd) Business Day immediately succeeding the discovery of such Borrowing Base Deficiency (i) prepay the outstanding principal amount of Advances (or, during the Term Period, the Term Period Outstandings) in part or in whole, together with accrued and unpaid interest on, and other costs relating to such prepayment under this Loan Agreement payable by the Borrower with respect to, the principal amount prepaid, or (ii) pledge additional Eligible Medallion Loans to the Administrative Agent, such that after giving effect to such prepayment or pledge the aggregate outstanding principal amount of the Advances (or, during the Term Period, the Term Period Outstandings) does not exceed the Borrowing Base.

(c) If at any time, the Weighted Average Loan-To-Value Ratio (as defined below) multiplied by the then-applicable Credit Advance Rate for Class A Medallion Loans (the “Combined Loan-To-Value Ratio”) exceeds 80% (a “CLTV Rapid Amortization Event”), the Servicer or the Borrower shall so notify the Administrative Agent and each Managing Agent immediately following the discovery of such CLTV Rapid Amortization Event. From and after the occurrence of a CLTV Rapid Amortization Event, the Administrative Agent may, by notice to the Borrower and the Servicer, direct that all Collections be applied to the payment of accrued but unpaid interest on the Advances (or, during the Term Period, the Term Period Outstandings) and the repayment of principal of the Advances (or, during the Term Period, the Term Period Outstandings) until, after giving effect to such repayments and any change in the Weighted Average Loan-to-Value Ratio (including as a result of the pledge of additional Eligible Medallion Loans to the Lender), the Combined Loan-to-Value Ratio is 75% or lower. The “Weighted Average Loan-To-Value Ratio” shall be computed as the decimal equivalent of a fraction by multiplying the Net Principal Balance and accrued interest of each Medallion Loan by the Loan-To-Value Ratio of such Medallion Loan, and dividing the sum of such numbers by the total outstanding principal and accrued interest on all Medallion Loans.

(d) If the two month rolling average Discount Spread reported in any Borrowing Base Certificate shall exceed 2.5% (a “Discount Spread Rapid Amortization Event”), the Servicer or the Borrower shall so notify the Administrative Agent and each Managing Agent immediately following the discovery of such Discount Spread Rapid Amortization Event. From and after the occurrence of any Discount Spread Rapid Amortization Event, the Administrative Agent may, by notice to the Borrower and the Servicer, direct that all Collections be applied to the payment of accrued but unpaid interest on the Advances (or, during the Term Period, the Term Period Outstandings) and the repayment of principal of the Advances (or, during the Term Period, the Term Period Outstandings). Any Discount Spread Rapid Amortization Event shall continue until the two month rolling average Discount Spread reported in any Borrowing Base Certificate delivered after the occurrence of such Discount Spread Rapid Amortization Event shall be 1.0% or less.

Section 2.08 Optional Prepayments; Release of Medallion Loans upon Repayment.

(a) Subject to Section 2.15 hereto, the Borrower may prepay, in whole or in part, Advances at any time without premium or penalty. Any amounts prepaid shall be applied to repay the outstanding principal amount of any Advances until paid in full and shall be accompanied by repayment of accrued and unpaid interest on the amount. Amounts repaid may be reborrowed in accordance with the terms of this Loan Agreement. If the Borrower intends to prepay an Advance in whole or in part from any source, the Borrower shall give one (1) Business Day’s prior written notice thereof to the Administrative Agent and each Managing Agent, specifying the date (such date, a “Partial Payment Date”) and amount of prepayment, together with any amounts payable pursuant to Section 2.15 hereunder. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of at least $500,000 or a whole multiple in excess thereof and shall be applied ratably among the Lenders to reduce the principal amount of the Advances held by the Lenders.

(b) With respect to any Advance, the Borrower may obtain the release of the Administrative Agent’s security interest in one or more Medallion Loans securing such Advance, pursuant to Section 4.10, by (i) transferring to the Administrative Agent the Release Price therefor on the date of such repayment or (ii) pledging to the Administrative Agent for the benefit of the Secured Parties additional Eligible Medallion Loans having a Collateral Value at least equal to the Collateral Value of the Medallion Loan(s) to be released; provided, however, that a release pursuant to this Section 2.08(b) shall be available only if, after giving effect thereto (including the application of the proceeds thereof or the grant of the security interest in the additional Eligible Medallion Loans), there shall not exist a Default or Rapid Amortization Event. Any amounts received by the Administrative Agent pursuant to this Section 2.08(a) shall be distributed by the Administrative Agent to the Managing Agents based upon each Managing Agent’s Lender Group Percentage. Any amounts distributed to any Managing Agent shall be distributed by such Managing Agent to the Lenders in such Managing Agent’s Lender Group to reduce the outstanding principal balance of the Advances.

Section 2.09 Interest Protection; Increased Capital, etc.

(a) Interest Protection.

(i) If due to either: (a) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation by any Governmental Authority of any law or regulation (other than laws or regulations relating to taxes) after the date hereof or (b) the compliance by any Lender or any Liquidity Provider with any directive or request from any central bank or other Governmental Authority (whether or not having the force of law) imposed after the date hereof, (1) there shall be an increase in the cost to such Lender or such Liquidity Provider of funding or maintaining any Advance which accrues interest based upon the Adjusted LIBO Rate hereunder or of extending a commitment in respect thereof which such Lender deems to be material, or (2) such Lender or such Liquidity Provider shall be required to make a payment calculated by reference to any Advance which accrues interest at the Adjusted LIBO Rate or the CP Rate funded by it or Interest received by it, then the Borrower shall, from time to time, within thirty (30) days after demand by the related Managing Agent, pay such Managing Agent for the account of such Lender or such Liquidity Provider (as a third party beneficiary, in the case of any Affected Party other than one of the Lenders), that portion of such increased costs incurred, amounts not received or required payment made or to be made, which such Managing Agent reasonably determines is attributable to funding and maintaining, or extending a commitment to fund, any Advance which accrues interest based upon the Adjusted LIBO Rate hereunder or pursuant to any Asset Purchase Agreement or similar liquidity facility.

(ii) Each Managing Agent will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle any Lender or related Liquidity Provider in its Lender Group to compensation pursuant to Section 2.09(a)(i). In determining the amount of such compensation, such Lender may use any reasonable averaging and attribution methods. The applicable Lender or Liquidity Provider (or such party’s related Managing Agent) shall submit to the Borrower a certificate describing such increased costs incurred, amounts not received or receivable or required payment made or to be made, which certificate shall be conclusive in the absence of manifest error.

(b) Increased Capital.

(i) If either (i) the introduction of or any change in or in the interpretation by any Official Body of any law or regulation or (ii) compliance by any Affected Party with any directive or request from any central bank or other Official Body (whether or not having the force of law) imposed after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Affected Party or such Affected Party reasonably determines that the amount of such capital is increased by or based upon the existence of any Lender’s agreement to make or maintain Loans hereunder and other similar agreements or facilities and such event would have the effect of reducing the rate of return on capital of such Affected Party by an amount deemed by such Affected Party to be material, then, within thirty (30) days after demand by such Affected Party or the related Managing Agent, the Borrower shall pay to such Affected Party (as a third party beneficiary, in the case of any Affected Party other than one of the Lenders) or the related Managing Agent for the account of such Affected Party from time to time, as specified by such Affected Party or such Managing Agent, additional amounts sufficient to compensate such Affected Party in light of such circumstances, to the extent that such Affected Party or such Managing Agent on behalf of such Affected Party reasonably determines such increase in capital to be attributable to the existence of the applicable Lender’s agreements hereunder.

(ii) Each Managing Agent will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle any Lender or Affected Party in its Lender Group to compensation pursuant to Section 2.09. In determining the amount of such compensation, such Lender or Affected Party may use any reasonable averaging and attribution methods. The applicable Lender or Affected Party (or such party’s related Managing Agent) shall submit to the Borrower a certificate describing such compensation, which certificate shall be conclusive in the absence of manifest error.

Section 2.10 Purpose of Advances. The Advances may only be used by the Borrower to purchase additional Medallion Loans that are pledged to the Administrative Agent on behalf of the Secured Parties.

Section 2.11 Taxes.

(a) All payments made by the Borrower under this Loan Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (collectively, “Taxes”), unless required by law. If the Borrower shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Loan Agreement to the Lenders, (i) the Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) the Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with the applicable Requirement of Law, and (iii) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower has made all required deductions and withholdings such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Loan Agreement “Non-Excluded Taxes” are Taxes other than, in the case of each Lender, Taxes that are measured by or imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender is organized or of its Applicable Lending Office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Lender or such Agent having executed, delivered or performed its obligations or received payments under, or enforced, this Loan Agreement or any of the other Transaction Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b) The Borrower shall not be required to increase any amounts payable under Section 2.11(a) to any Lender that is not organized under the laws of the United States of America or a state thereof if any Lender fails to comply with the requirements of clause (c) of this Section. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the applicable Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Lender for any incremental taxes, interest or penalties that may become payable by such Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Loan Agreement and the payment of the Advances and all other amounts payable hereunder.

(c) If any Lender (or transferee that acquires a interest hereunder in accordance with Section 10.14 hereof) is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code (a “US Person”)) for United States federal income tax purposes (a “Non-US Lender”), such Non-US Lender shall deliver or caused to be delivered to the Borrower and the Servicer the following properly completed and duly executed documents:

(1) two complete and executed (x) U.S. Internal Revenue Forms W-8BEN (or any successor form thereto) with respect to an income tax treaty providing for a zero rate of withholding tax on interest, or (y) U.S. Internal Revenue Service Forms W-8ECI (or any successor form thereto); or

(2) two complete and executed U.S. Internal Revenue Service Forms W-8BEN (or any successor form thereto), including all appropriate attachments, documenting the status of such Lender (or transferee) as a Non-U.S. Lender and (y) a Certificate in the form of Exhibit I hereto.

Such documents shall be delivered by each Lender (or transferee) on or before the date it becomes a party to this Loan Agreement (or, in the case of a transferee or assignee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Lender (or transferee) changes its applicable lending office by designating a different lending office. In addition, each Lender (or transferee) shall deliver or cause to be delivered such forms and/or certificates promptly upon or before the expiration, obsolescence or invalidity of any document previously delivered by such Lender (or transferee). Notwithstanding any other provision of this Section 2.11(c), a Lender (or transferee) shall not be required to deliver any document pursuant to this Section 2.11(c) that such Lender (or Transferee) is not legally able to deliver; provided, however, that if the Lender (or transferee) is not legally able to deliver such documents on or prior to the date specified in the second preceding sentence, the Borrower shall not be required to increase any amounts payable under Section 2.11(a) to such Lender (or transferee).

Section 2.12 Increases and Reductions in the Commitments.

(a) The Borrower may, from time to time upon at least three (3) Business Days’ prior written notice to each Managing Agent, elect to reduce the Commitments of the Committed Lenders in whole or in part, provided that after giving effect to any such reduction and any principal payments on such date pursuant to Section 2.08 hereof, the aggregate principal balance of the Advances shall not exceed the Maximum Committed Credit. Any such reduction shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof. Any such reduction shall, (i) reduce each Lender Group Limit (and the corresponding Conduit Lending Limit(s)) hereunder ratably in accordance with their respective Lender Group Percentages and (ii) reduce each Committed Lender’s Commitment ratably within its Lender Group in accordance with each Committed Lender’s Pro Rata Share. Once the Commitments are reduced pursuant to this Section 2.12(a), they may not subsequently be reinstated without the consent of each Committed Lender.

(b) From time to time, the Borrower may request that the Lenders consent to increases in the Maximum Committed Credit in an amount equal to or greater than $50,000,000 by providing a written request therefor at least thirty (30) days’ prior to the proposed date of such increase to the Lenders. None of the Lenders shall be obligated in any manner to approve any such increase and any such increase shall be subject to such terms and conditions as are acceptable to each of the Lenders agreeing to increase its Commitment (in the case of any Committed Lender) or Conduit Lending Limit (in the case of any Conduit Lender). Notwithstanding the foregoing, the Maximum Committed Credit shall not be increased above $500,000,000 pursuant to this Section 2.12(b). For the avoidance of doubt, more than one increase in the Maximum Committed Credit may be consummated pursuant to this Section 2.12(b) from and after the date hereof.

Section 2.13 Collection Account.

(a) The Borrower shall establish, on or prior to the Effective Date, the Collection Account in the name of the Borrower for the benefit of the Administrative Agent for the benefit of the Secured Parties at the Collection Account Bank. The Collection Account shall be subject to the Collection Account Control Agreement and a security interest in favor of the

Administrative Agent for the benefit of the Secured Parties. Pursuant to, and in accordance with the Collection Account Control Agreement, funds on deposit in the Collection Account shall be invested by the Collection Account Bank in interest bearing demand cash accounts with the Collateral Account Bank, in the name of the Administrative Agent for the benefit of the Secured Parties.

(b) Each of the parties hereto hereby agrees that upon the occurrence and during the continuation of a Default, the Administrative Agent may give notice (i) to the Collection Account Bank that it is exercising its rights under the Collection Account Control Agreement, and (ii) to the Obligors, directing them to make payments on the Medallion Loans to a Person other than the Servicer, including an account, other than the Collection Account, over which the Administrative Agent or its designee shall have exclusive dominion and control.

(c) The Borrower may not withdraw any amounts from the Collection Account except in accordance with Article III hereof and as otherwise specifically permitted in the Loan Documents.

Section 2.14 Extension of Scheduled Termination Date.

(a) The Borrower may, no more frequently than once each year by delivering written notice to the Managing Agents, request the Lenders to extend the Commitment Termination Date for a period of up to an additional 364 days past the then applicable Commitment Termination Date, with such extension to become effective as of the date one or more Committed Lenders having Commitments equal to 100% of the Maximum Committed Credit shall in their sole discretion consent to such extension. Any such request shall be subject to the following conditions: (i) at no time will any Commitment have a term of more than 364 days and, if any such request would result in a term of more than 364 days, such request shall be deemed to have been made for such number of days so that, after giving effect to such extension on the date requested, such term will not exceed 364 days, (ii) none of the Lenders will have any obligation to extend any Commitment, and (iii) any request for such extension shall be made not more than 45 nor less than 30 days prior to the then current Commitment Termination Date. The Managing Agent for each applicable Committed Lender will respond to any such request within thirty (30) days but in any event no earlier than thirty (30) days prior to the then current Commitment Termination Date, provided, that any Managing Agent’s failure to respond within such period shall be deemed to be a rejection of the requested extension.

(b) If any Committed Lender (other than Citibank, N.A. or any Affiliate thereof) does not consent to any extension of the Commitment Termination Date requested by the Borrower pursuant to Section 2.14(a) hereof, the Borrower may, upon notice to such Committed Lender, such Committed Lender’s Managing Agent and the Administrative Agent, require such Committed Lender to assign and delegate, without recourse all its interests, rights and obligations under this Loan Agreement to an assignee that shall assume such obligations (which assignee may be another Committed Lender, if a Committed Lender accepts such assignment); provided that (i) such Committed Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) such assignment shall be subject to the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld.

(c) If any Committed Lender (other than Citibank, N.A. or any Affiliate thereof) does not consent to any extension of the Commitment Termination Date requested by the Borrower pursuant to Section 2.14(a) hereof, the Borrower may, upon notice to such Committed Lender, such Committed Lender’s Managing Agent and the Administrative Agent, (i) repay all Secured Obligations owing to such Committed Lender, (ii) repay such Committed Lender’s Pro Rata Share of all Advances held by such Committed Lender’s related Conduit Lender, (iii) reduce the Maximum Committed Credit by an amount equal to such Committed Lender’s Commitment and (iv) reduce such Committed Lender’s related Conduit Lender’s Conduit Lending Limit by an amount equal to such Committed Lender’s Commitment. From and after any repayment and corresponding reduction in the Maximum Committed Credit as contemplated by the foregoing sentence, such non-extending Committed Lender shall cease to be a Lender hereunder.

Section 2.15 Funding Losses. In the event that any Liquidity Provider or any Lender shall incur any loss, expense or Breakage Costs (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Liquidity Provider or Lender in order to fund or maintain any Advances or interest therein) as a result of any Advances not being made in accordance with a request therefor under Section 2.03, then, upon demand from the related Managing Agent to Borrower, Borrower shall pay to such Managing Agent for the account of such Liquidity Provider or Lender, the amount of such loss, expense or Breakage Costs. Such written notice shall, in the absence of manifest error, be conclusive and binding upon Borrower. This covenant shall survive the termination of this Loan Agreement and the payment of the Advances and all other amounts payable hereunder.

Section 2.16 Collateral Advance Account.

(a) On or prior to the Term Period Commencement Date, the Borrower, for the benefit of the Secured Parties, shall establish and maintain or cause to be established and maintained in the name of the Administrative Agent with an Eligible Institution (which shall initially be the Administrative Agent or an Affiliate of the Administrative Agent) an account (such account being the “Collateral Advance Account” and such institution holding such account being the “Collateral Advance Account Bank”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Secured Parties and entitled “Citicorp North America, Inc., as Administrative Agent — Collateral Advance Account for the Taxi Medallion Loan Trust II Loan and Security Agreement.” The Collateral Advance Account shall be under the sole dominion and control of the Administrative Agent for the benefit of the Secured Parties pursuant to an account control agreement in form and substance acceptable to the Administrative Agent, and neither the Borrower, nor any Person claiming by, through or under the Borrower, shall have any right, title or interest in, or any right to withdraw any amount from, the Collateral Advance Account.

(b) Funds on deposit in the Collateral Advance Account shall, at the written direction of the Borrower, be invested by the Collateral Advance Account Bank in Eligible

Investments as instructed by the Borrower in writing (which may be a standing instruction). All such Eligible Investments shall be held in the Collateral Advance Account by the Administrative Agent for the benefit of the Administrative Agent for the ratable benefit of the Committed Lenders. Such funds shall be invested in Eligible Investments that will mature so that funds will be available in amounts sufficient for the Administrative Agent to make each distribution as and when required under the terms of this Loan Agreement.

(c) If, at any time, the institution with which the Collateral Advance Account is maintained ceases to be an Eligible Institution, (A) the Administrative Agent, upon obtaining actual knowledge thereof, shall, within five Business Days from obtaining such knowledge or, if earlier, from notice to such effect by the Administrative Agent, establish a new Collateral Advance Account meeting the conditions specified above with an Eligible Institution, and transfer any cash and/or any financial assets held in the old Collateral Advance Account to such new Collateral Advance Account, and (B) the Borrower shall execute and deliver, and cause such new Collateral Advance Account Bank to deliver, an account control agreement with respect to the new Collateral Advance Account that is in form and substance acceptable to the Administrative Agent. From the date such new Collateral Advance Account is established, it shall be the “Collateral Advance Account” hereunder and for all purposes hereof.

ARTICLE III

PAYMENTS; COMPUTATIONS; FEES

Section 3.01 Unless (i) a Default has occurred and is continuing or (ii) a Rapid Amortization Event has occurred and is continuing, the Borrower may withdraw funds on deposit in the Collection Account and transfer funds to an operating account (the “Operating Account”) of the Borrower on any Business Day. The Borrower agrees to use funds on deposit in the Operating Account to pay amounts due hereunder when such amounts become due and to apply such funds in the order set forth in Section 3.02 hereof.

Section 3.02 On (i) before the Termination Date and each Weekly Payment Date, the Servicer, and (ii) from and after the Termination Date, on any Business Date selected by the Administrative Agent, shall apply all Available Funds on deposit in the Collection Account and received from the Borrower from the Operating Account as follows (in each case, based on the Weekly Report (as defined in the Servicing Agreement) delivered by the Servicer pursuant to the Servicing Agreement for such Weekly Payment Date):

first, to the Servicer for payment of the Servicing Fee then due,

second, to the Custodian for payment of any Custodial Fee then due,

third, to the following parties, pari passu:

(a) to the Managing Agents ratably in accordance with each Managing Agent’s Lender Group Percentage, an amount equal to all accrued and unpaid interest and fees payable pursuant to the Fee Letters, for application to all accrued and unpaid interest and fees,

(b) if the Hedging Strategy is in place, to the Approved Hedge Provider in respect of accrued and unpaid Hedge Provider Scheduled Payments (after giving effect to any netting provisions of the Approved Hedging Agreement), for application to all accrued and unpaid Hedge Provider Scheduled Payments, fourth, to the following parties, pari passu:

(a) (i) if the Termination Date has occurred or a Discount Spread Rapid Amortization Event is outstanding, to each Managing Agent ratably in accordance with each Managing Agent’s Lender Group Percentage, an amount equal to the outstanding principal balance of all Advances then held by the Lenders in such Managing Agent’s Lender Group to be applied to reduce the outstanding principal balance of the Advances held by such Lenders, (ii) if the Termination Date has not occurred and no Discount Spread Rapid Amortization Event is outstanding, but a Borrowing Base Deficiency or a CLTV Rapid Amortization Event is outstanding, to each Managing Agent ratably in accordance with each Managing Agent’s Lender Group Percentage, an amount equal to the greater of (A) the amount necessary to eliminate such Borrowing Base Deficiency or CLTV Rapid Amortization Event, as applicable and (B) the Weekly Principal Payment to be applied to reduce the outstanding principal balance of the Advances held by such Lenders; and (iii) if the Termination Date has not occurred and no Borrowing Base Deficiency or Rapid Amortization Event is outstanding, (A) prior to the Term Period, to each Managing Agent ratably in accordance with each Managing Agent’s Lender Group, an amount equal to the Weekly Principal Payment to be applied to reduce the outstanding principal balance of the Advances held by the Lenders and (B) during the Term Period, to the Collateral Advance Account, an amount equal to the Weekly Principal Payment to be applied to reduce the Term Period Outstanding, and

(b) if the Hedging Strategy is in place, an amount equal to any Hedge Termination Payments owing to the Approved Hedge Provider pursuant to the terms of the related Approved Hedging Agreement, to be applied to reduce all accrued and unpaid Hedge Termination Payments.

fifth, to the following parties, pari passu

(a) to the Indemnified Parties on a pro rata basis, an amount equal to the amounts owing to each Indemnified Party pursuant to Section 10.03 hereof, to be applied to reduce all accrued and unpaid amounts owing under Section 10.03 hereof, and

(b) to any Approved Hedge Provider, an amount equal to all outstanding Hedge Indemnities payable under the related Approved Hedging Agreement, to be applied to reduce all accrued and unpaid Hedge Indemnities, sixth, to the Secured Parties on a pro rata basis, for application to the payment of all other outstanding Secured Obligations (other than payments in respect of principal on the Advances), and seventh, (a) unless a Default or a Rapid Amortization Event has occurred and is continuing, withdraw any remaining amounts and remit such amounts to the Borrower or (b) set aside the remaining amounts in the Collection Account until the next Weekly Payment Date.

ARTICLE IV

COLLATERAL SECURITY

Section 4.01 Collateral; Security Interest.

(a) The Custodian shall hold the Medallion Loan Documents as exclusive bailee and agent for the Administrative Agent and the Secured Parties pursuant to terms of the Custodial Agreement.

(b) All of the Borrower’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i) all Medallion Loans identified on a Notice of Borrowing and Pledge delivered by the Borrower hereunder from time to time, including, without limitation all liquidation proceeds and recoveries with respect thereto, and the Medallion Collateral securing same, and any security interest in such Medallion Loans in favor of the applicable Seller;

(ii) all Medallion Loan Documents;

(iii) the Purchase Agreement (including, without limitation all rights of the Borrower to amounts due, and all rights of indemnity arising, under or in connection with the Purchase Agreement);

(iv) all Approved Purchase Agreements (including, without limitation all rights of the Borrower to amounts due, and all rights of indemnity arising, under or in connection with any Approved Purchase Agreement);

(v) all Hedging Arrangements;

(vi) all insurance policies and any proceeds from such insurance policies relating to the Medallion Loans, the Obligors or the related Medallion Collateral;

(vii) all Collections and all rights with respect thereto;

(viii) the Collection Account and the Collateral Advance Account and the balances, investments and other items of value attributable or credited to the Collection Account and the Collateral Advance Account and all rights with respect thereto;

(ix) all “chattel paper” and “documents” (as defined in the Uniform Commercial Code) evidencing or relating to the Medallion Loans;

(x) the Servicing Agreement and all Servicing Records;

(xi) all Permitted Junior Participation Interests, and all agreements with respect thereto;

(xii) all goods (including inventory, equipment and any accessions thereto and fixtures), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles); and

(xiii) any and all replacements, substitutions, distributions on, or proceeds of any and all of the foregoing.

(c) The Borrower hereby pledges to the Administrative Agent for the benefit of the Secured Parties, and grants a security interest in favor of the Administrative Agent for the benefit of the Secured Parties in, all of the Borrower’s right, title and interest in, to and under the Collateral including without limitation the repayment of principal of and interest on all Advances and all other amounts owing to the Secured Parties hereunder, under the Note and under the other Loan Documents and all other amounts owing by such Borrower to any Secured Party whether now owned or hereafter acquired, now existing or hereafter created, to secure the Secured Obligations. Each of the Borrower and the Servicer agrees to mark its master computer databases and computer files (by way of the creation of a special “field” or otherwise), in a manner acceptable to the Administrative Agent, to evidence the interests granted to the Administrative Agent for the benefit of the Secured Parties hereunder.

Section 4.02 Further Documentation. At any time and from time to time, and at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further actions as are necessary (or as are reasonably requested by the Administrative Agent, any Managing Agent or any Lender) for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby or the taking of any other action necessary to preserve the status of the Administrative Agent’s Liens on the Collateral as first priority perfected liens. The Borrower also hereby authorizes the Administrative Agent to file any such financing or continuation statement without the signature of the Borrower to the extent permitted by applicable law. A photographic or other reproduction of this Loan Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

Section 4.03 Changes in Locations, Name, etc. The Borrower shall not (i) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral or (ii) reincorporate or reorganize under the laws of another jurisdiction, in each case unless it shall have given the Administrative Agent prior written notice thereof and shall have delivered to the Administrative Agent all Uniform Commercial Code financing statements and amendments thereto as the Administrative Agent shall reasonably request and taken all other actions deemed reasonably necessary by the Administrative Agent, the Managing Agents or the Lenders to continue its perfected status in the

Collateral with the same or better priority. The Borrower’s organizational identification number is 4253966 and the Borrower’s federal tax identification number is 20-7156521. The Borrower shall promptly notify the Administrative Agent and each Managing Agent of any change in such organizational identification number. In the event of a disaster at the location of the Borrower’s chief executive office or at the location of the Borrower’s records regarding the Medallion Loans, the Borrower shall maintain its backup office and records at 11-49 44th Drive, Long Island City, New York 11101.

Section 4.04 Administrative Agent’s Appointment as Attorney-in-Fact.

(a) The Borrower hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this Loan Agreement, to take any and all appropriate action and to execute any and all documents and instruments related to the Collateral which may be necessary or desirable to accomplish the purposes of this Loan Agreement, and, without limiting the generality of the foregoing, the Borrower hereby gives the Administrative Agent the power and right, on behalf of the Borrower, without assent by the Borrower, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of the Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any insurance policy or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any such insurance policy or with respect to any other Collateral whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; (G) to make any filing or other submission to any Taxi Commission on behalf of the Borrower; and

(H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrower’s expense, at any time, and from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as the Borrower might do.

The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b) The Borrower also authorizes the Administrative Agent, at any time and from time to time, to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral and to file any initial financing statements amendments thereto and continuation statements with or without the signature of any Borrower as authorized by applicable law, as applicable to all or any part of the Collateral and to file any initial financing statements, amendments thereto and continuation statements with or without the signature of any Borrower as authorized by applicable law, as applicable to all or any part of the Collateral. Without limiting the foregoing, the Borrower agrees that the Administrative Agent may file a UCC-1 financing statement against the Borrower describing the Collateral as being “all assets of the Debtor, whether now owned or hereafter acquired or arising, wheresoever located, together with all proceeds thereof.”

(c) The powers conferred on the Administrative Agent are solely to protect the Administrative Agent’s and the Secured Parties’ respective interests in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers or any Secured Party to cause the Administrative Agent to exercise such powers. The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and, without limiting Section 4.08, neither the Administrative Agent nor any of its officers, directors, or employees shall be responsible to the Borrower or any Secured Party for any act or failure to act under this Section 4.04, except for its own gross negligence or willful misconduct.

Section 4.05 Performance of Borrower’s Obligations. If the Borrower fails to perform or comply with any of its agreements contained in the Loan Documents and the Administrative Agent, any Managing Agent or any Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the out-of-pocket costs and expenses of the Administrative Agent, any such Managing Agent or any such Lender, as applicable, incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Default Rate, shall be payable by the Borrower to the Administrative Agent, any Managing Agent or any Lender on demand and shall constitute Secured Obligations.

Section 4.06 Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Collateral received by the Borrower consisting of cash, checks and other cash equivalents shall be held by the Borrower in trust for the Administrative Agent for the benefit of the Secured Parties, segregated from other funds of the Borrower, and shall forthwith upon receipt by the Borrower may, in the sole discretion of the Administrative Agent, be turned over to the Administrative Agent for the benefit of the Secured Parties in the exact form received by the Borrower (duly endorsed by the Borrower to the Administrative Agent, if required) and (b) any and all such proceeds received by the Administrative Agent (whether from the Borrower or otherwise) may, in the sole discretion of the Administrative Agent, be held by the Administrative Agent as collateral security for, and/or then or at any time thereafter may be applied by the Administrative Agent against, the Secured Obligations (whether matured or unmatured), such application to be in such order as the Administrative Agent shall elect. Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and this Loan Agreement shall have been terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, recoveries against Obligors, sale and foreclosure proceeds, and any other income and all other amounts received with respect to the Collateral.

Section 4.07 Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Administrative without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell (on a servicing released basis, at the Administrative Agent’s option), lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. In the event that the Administrative Agent elects (or is directed) to take any action described in this Section 4.07, the Borrower further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the Borrower’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder, including without limitation reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required or permitted by any provision of law, including without limitation Sections 9-610 and 9-615 of the Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to the Borrower. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Administrative Agent arising out of the exercise by the Administrative Agent of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Administrative Agent. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.05(b) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations, including the fees and disbursements of any attorneys employed by the Administrative Agent to collect such deficiency.

Section 4.08 Limitation on Duties Regarding Presentation of Collateral. The Administrative Agent’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or otherwise.

Section 4.09 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

Section 4.10 Release of Security Interest. Upon (x) termination of this Loan Agreement, repayment to the Administrative Agent and the Secured Parties of all Secured Obligations and the performance of all other obligations under the Loan Documents, the Administrative Agent shall release its security interest in any remaining Collateral, (y) repayment of a Medallion Loan in full by the related Obligor or sale of a Medallion Loan by the Borrower to the extent permitted by this Loan Agreement, the Administrative Agent shall release its security interest in any Collateral securing such Medallion Loan, in the case of this clause (y), upon receipt by the Administrative Agent of the amount of such repayment or sales proceeds, or (z) deposit of the Release Price or pledge to the Administrative Agent of additional Eligible Medallion Loans as contemplated by Section 2.08(b), provided that no Event of Default or Rapid Amortization Event has occurred and is continuing, the Administrative Agent shall release its security interest in any Collateral securing such Medallion Loan; provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervener or conservator of, or a trustee or similar officer for, the Borrower or any substantial part of its Property, or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby (other than Liens referred to in clause (y) above) shall continue to be effective, or be reinstated, as though such payments had not been made.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 Initial Advance. The agreement of the Lenders to make Advances hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of the initial additional Advance requested to be made under this Loan Agreement, of the following conditions precedent:

(a) Loan Agreement. The Administrative Agent, the Managing Agent and the Lenders shall have received this Loan Agreement, executed and delivered by a duly authorized officer of each Person listed on signature pages hereto.

(b) Notes. Each Managing Agent, for the benefit of the Lenders in its Lender Group, shall have received a Note, conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

(c) Filings, Registrations, Recordings. All documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Administrative Agent, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder and those in favor of the applicable Seller or the Borrower and pledged hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Administrative Agent determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and lien search results in such jurisdictions of the Borrower, the Servicer and the Parent are in form and substance satisfactory to the Administrative Agent.

(d) Closing Certificates. The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, dated as of the date hereof, and certifying (A) that attached thereto is a true, complete and correct copy of the resolutions duly adopted by such Related Party (or its general partner) authorizing the execution, delivery and performance of this Loan Agreement, the Notes and the other Loan Documents to which it is a party, and the borrowings contemplated hereunder, and that such resolutions have not been amended, modified, revoked or rescinded, and (B) as to the incumbency and specimen signature of each officer executing any Loan Documents on behalf of such Related Party and, in the case of the Borrower, authorized to execute any Notice of Borrowing and Pledge, and such certificate and the resolutions attached thereto shall be in form and substance satisfactory to the Administrative Agent.

(e) Good Standing Certificates. The Administrative Agent shall have received copies of certificates evidencing the good standing of the Borrower, Medallion Funding and the Parent, dated as of a recent date, from the Secretary of State (or other appropriate authority) of the jurisdiction under which such party is organized.

(f) Fees and Expenses. The Borrower shall have paid the reasonable fees and disbursements incurred by the Administrative Agent in connection with the negotiation, preparation and execution of this Loan Agreement, including, without limitation, the reasonable fees and disbursements of Sidley Austin LLP, counsel to the Administrative Agent.

(g) Due Diligence Review. The Administrative Agent shall have successfully completed its due diligence review of the Medallion Loans and the Related Parties (including, without limitation, a comprehensive valuation and appraisal of the Medallion Loans and an assessment of the management of the Related Parties) and be satisfied with the operations, financial condition of the Related Parties, and with the Medallion Loan Files, in each case in its sole discretion.

(h) Fees. The Administrative Agent shall have paid in full the fees payable on the Effective Date pursuant to the Fee Letter.

(i) Evidence of Insurance. The Administrative Agent shall have received evidence satisfactory to it that (i) the requirements of Section 7.19 hereof, relating to insurance coverage of the Borrower, and (ii) the requirements of Section 6.18 of the Servicing Agreement, relating to insurance coverage of the Servicer, have been satisfied.

(j) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate showing the Borrowing Base as of the Effective Date, with appropriate insertions and dated the Effective Date, satisfactory in form and substance to the Lender, executed by the President, Vice President, Treasurer or Secretary of the Borrower.

(k) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Loan Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Section 5.02 Initial Advance, Subsequent Advances and Disbursements from the Collateral Advance Account. The making of each Advance to the Borrower (including the initial Advance) on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:

(a) No Default. No Default, Event of Default or Rapid Amortization Event shall have occurred and be continuing.

(b) Representations and Warranties. Each representation and warranty made by a Related Party in the Loan Documents, shall be true and correct in all material respects on and as of the date of the making of such Advance with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). Each Related Party shall also be in compliance in all material respects with all governmental licenses and authorizations, statutory and regulatory requirements.

(c) Outstanding Amounts. The aggregate outstanding principal amount of the Advances (or, during the Term Period, the Term Period Outstandings) shall not exceed the amount permitted to be outstanding as described in Section 2.01(a) hereof or 2.03(d)(ii).

(d) Notice of Borrowing and Pledge. The Administrative Agent and each Managing Agent shall have received a completed Notice of Borrowing and Pledge and Medallion Loan Schedule in accordance with Section 2.03 hereof.

(e) Medallion Loan Files. The Custodian shall have received a complete Medallion Loan File that is not a Wet Loan with respect to each pledged Medallion Loan that is not a Wet Loan to be funded on the Funding Date at least one (1) Business Day prior to the funding of such Advance.

(f) Additional Documents. The Administrative Agent shall have received with regard to all Medallion Loans, such information, documents, agreement, opinions or instruments (including, without limitation, good standing certificates of each Obligor under each Medallion Loan pledged hereunder) as the Administrative Agent reasonably requires with respect to Medallion Loans to be pledged hereunder on such Business Day, each in form and substance satisfactory to the Administrative Agent.

(g) No Material Adverse Effect. There shall not have occurred one or more events that, in the judgment of the Administrative Agent, any Managing Agent or any Lender exercised in good faith, constitutes, or could reasonably be expected to constitute, a Material Adverse Effect.

(h) Due Diligence Review. Without limitation the Administrative Agent’s right to perform one or more Due Diligence Reviews pursuant to Section 10.15 hereof, the Administrative Agent shall have completed (i) any due diligence review of the Medallion Loan Documents relating to such Advance and such other documents, records, agreements, instruments, collateral or information relating to such Advances as the Administrative Agent in its reasonable discretion deems appropriate to review and such review shall be satisfactory to the Administrative Agent in its reasonable discretion, and (ii) in the case of an Approved Seller, any due diligence review of the applicable Approved Purchase Agreement and any due diligence review of such Approved Seller (including, without limitation, a review of its Underwriting Guidelines, credit and collection policy and creditworthiness) as the Administrative Agent in its sole and absolute discretion deems appropriate and such review shall be satisfactory to the Administrative Agent in its sole and absolute discretion, and the Borrower shall have reimbursed the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with such review pursuant to Section 10.15(b) hereof.

(i) Junior Participation Medallion Loan. In the case of each Junior Participation Medallion Loan, the Administrative Agent shall have determined in its sole and absolute discretion that the subordinated participation is a Permitted Junior Participation Interest and the Administrative Agent shall have so notified the Borrower.

(j) Evidence of Notification to the Taxi Commission of Chicago. The Administrative Agent shall have received evidence that in connection with the financing of any

Chicago Medallion Loans to the Borrower, an appropriate UCC-3 Financing Statements was filed with the Illinois Secretary of State assigning the Borrower’s security interest in such Chicago Medallion Loans to the Administrative Agent for the benefit of the Secured Parties, and within five days after receipt of notice that such UCC-3 Financing Statement was properly filed, the Taxi Commission for Chicago, Illinois shall have received a copy of such completed filing and all relevant documents pertaining to such assignment of security interest to the Administrative Agent, for the benefit of the Secured Parties

(k) Participation Agreements. The Administrative Agent shall have received copies of any and all participation agreements executed by Medallion Funding in connection with any Medallion Loan to be pledged under this Loan Agreement in connection with such Advance, together with a certificate of a Responsible Officer that such participation agreement does not vary in any material respect from the form of participation agreement with the applicable Permitted Junior Participant previously provided to, and approved by, the Administrative Agent.

(l) Bankruptcy Remoteness. In the case of an initial Advance where the Collateral securing such initial Advance is held by either a Permitted Junior Participant that is an Affiliate of the Borrower, the bankruptcy remoteness of such Permitted Junior Participant shall be established to the satisfaction of the Administrative Agent in its sole and absolute discretion prior to such initial Advance.

(m) Medallion Loan Schedule and Exception Report. If such Advance is the initial Advance hereunder, the Administrative Agent shall have received a duly completed “Medallion Loan Schedule and Exception Report” (as defined in the Custodial Agreement) with respect to the Medallion Loans pledged by the Borrower hereunder on the date of the initial Advance.

(n) Other Actions. Any other actions required or advisable to be taken by the Borrower in connection with the purchase and pledging of any Medallion Loans to be included in the Borrowing Base (including, without limitation, the giving of notice of the purchase of such Medallion Loans and the giving of any notice required to be given with respect to the pledge of such Medallion Loans to the Administrative Agent for the benefit of the Secured Parties hereunder) shall have been taken.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

As of the Effective Date and each Funding Date, the Borrower represents and warrants to the Administrative Agent, each Managing Agent and each Lender that:

Section 6.01 Eligible Medallion Loans. (a) As of the date on which a Medallion Loan is initially pledged hereunder, such Medallion Loan was an Eligible Medallion Loan and (b) to the best of the Borrower’s knowledge, each Medallion Loan included as an Eligible Medallion Loan in any Medallion Loan Schedule, or any calculation of the Borrowing Base made by the Borrower is (or was) as of the date of such schedule, tape, report, other information or calculation, an Eligible Medallion Loan.

Section 6.02 Existence; Qualification; No Change to Organizational Documents. The Borrower is a Delaware statutory trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and all licenses and permits necessary to own its assets and to transact the business in which it is presently engaged, and is duly qualified and in good standing under the laws of each jurisdiction where the conduct of its business requires such qualification.

Section 6.03 Authority and Authorization; Enforceability; Approvals; Absence of Adverse Notice. The Borrower has the power, authority and legal right to make, deliver and perform this Loan Agreement and each of the Loan Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Loan Agreement and each of the Loan Documents to which it is a party, and to grant to the Administrative Agent, on behalf of the Secured Parties, a first priority perfected security interest in the Collateral on the terms and conditions of this Loan Agreement. This Loan Agreement and each of the Loan Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency (including, without limitation, any Taxi Commission) is required in connection with the execution, delivery or performance by the Borrower of this Loan Agreement or any Loan Document to which it is a party, or the validity or enforceability of this Loan Agreement or any such Loan Document or the Medallion Loans, other than such as have been met or obtained. The Borrower has not received any notice, nor does the Borrower have any knowledge or reason to believe, that any Taxi Commission or other Governmental Authority intends to seek the cancellation, termination or modification of any of its licenses or permits, or that valid grounds for such cancellation, termination or modification exist.

Section 6.04 No Breach. The execution, delivery and performance of this Loan Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the pledge of the Collateral will not (i) create any Adverse Claim on the Collateral other than as contemplated herein or (ii) violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of formation or by-laws of the Borrower or any mortgage, indenture, contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

Section 6.05 Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower or with respect to this Loan Agreement which, if adversely determined, could have a material effect on the business, assets or financial condition of the Borrower or which would draw into question the validity of this Loan Agreement, any Loan Document to which the Borrower is a party, or any of the other applicable documents forming part of the Collateral.

Section 6.06 No Adverse Selection. In selecting the Medallion Loans to be pledged pursuant to this Loan Agreement, no selection procedures were employed which are intended to be, of had the effect of being, adverse to the interests of the Secured Parties.

Section 6.07 Bulk Transfer. The grant of the security interest in the Collateral by the Borrower to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Loan Agreement is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

Section 6.08 Indebtedness. The Borrower has no Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than Indebtedness incurred under (or contemplated by) the terms of this Loan Agreement or any other Loan Document.

Section 6.09 Borrower’s Purpose. The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Loan Agreement and the other Loan Documents.

Section 6.10 Adverse Orders. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Loan Agreement or any other Loan Document to which the Borrower is a party.

Section 6.11 Taxes. The Parent has elected to be treated as and qualifies as a “regulated investment company” within the meaning of the Code. The Borrower has filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed, is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Borrower. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Borrower in connection with the execution and delivery of this Loan Agreement and the other Loan Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

Section 6.12 Chief Executive Office; Jurisdiction of Organization. The Borrower’s chief executive office is located at 437 Madison Avenue, New York, New York 10022. The Borrower’s jurisdiction of organization is the State of Delaware.

Section 6.13 Legal Name. The Borrower’s legal name is as set forth in this Loan Agreement; the Borrower has not changed its name since its formation; the Borrower does not have trade names, fictitious names, assumed names or “doing business as” names.

Section 6.14 Solvency. The Borrower is solvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Borrower is paying its debts as they become due; and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

Section 6.15 Subsidiaries. The Borrower has no subsidiaries.

Section 6.16 Consideration. Taking into account the capital contribution in the Purchase Agreement, the Borrower has given fair consideration and reasonably equivalent value in exchange for the sale of the Medallion Loans by Medallion Funding, as Seller, under the Purchase Agreement.

Section 6.17 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Related Parties to the Administrative Agent, any Managing Agent, any Lender or the Custodian in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto are true and correct in every material respect, or (in the case of projections) are based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of the Borrower that, after due inquiry, should reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent, the Managing Agents and the Lenders for use in connection with the transactions contemplated hereby or thereby.

Section 6.18 Proceeds Regulations. No proceeds of any Advances will be used by the Borrower (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended or (ii) for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Federal Reserve Board.

Section 6.19 Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral contemplated by Section 4.01.

Section 6.20 Investment Company. The Parent is a closed-end management investment company registered under the Investment Company Act and has elected to be treated as a “business development company” under and as defined in the Investment Company Act. The Parent is an “investment company”, as such term is defined in the Investment Company Act. The Borrower is Subsidiary of an “investment company”, as such term is defined in the Investment Company Act. The acquisition of the Notes by the Managing Agents on behalf of the Lenders in each such Managing Agent’s Lender Group, the making of Advances hereunder, the application of the proceeds and repayment of Advances by the Borrower and the performance of the transactions contemplated by this Loan Agreement and the other Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the Securities Exchange Commission thereunder.

Section 6.21 No Default. No Default or Event of Default has occurred and is continuing.

Section 6.22 Underwriting and Servicing. Each of the Medallion Loans was underwritten in accordance with the Underwriting Guidelines and is being serviced in conformance with the applicable Seller’s standard underwriting, credit, collection, operating and reporting procedures and systems and otherwise in accordance with Accepted Servicing Practices and the Credit and Collection Policy.

Section 6.23 ERISA. The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.

Section 6.24 Sharing of Payments. There is not now, nor will there be at any time in the future, any agreement or understanding between Medallion Funding and the Borrower (other than as expressly set forth in the Loan Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

Section 6.25 Collateral Security; Acquisition. (a) The Borrower has not assigned, pledged, or otherwise conveyed or encumbered any Medallion Loan or other Collateral to any other Person, and immediately prior to the pledge of such Medallion Loan or any other Collateral to the Administrative Agent for the benefit of the Secured Parties, the Borrower was the sole owner of such Medallion Loan or such other Collateral and had good and marketable title thereto, free and clear of all Liens other than those created hereunder and those in favor of the applicable Seller or the Borrower and pledged hereunder, in each case except for Permitted Participation Interests and Liens to be released simultaneously with the Liens granted in favor of the Administrative Agent for the benefit of the Secured Parties hereunder. Each Medallion Loan was acquired by the Borrower from a Seller.

(b) The provisions of this Loan Agreement are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in all right, title and interest of the Borrower in, to and under the Collateral.

(c) Upon delivery to the Custodian of a complete Medallion Loan File, the Administrative Agent for the benefit of the Secured Parties shall have a fully perfected first priority security interest therein, in each Medallion Loan pledged hereunder and in the Borrower’s interest in the related Medallion Collateral.

(d) Upon the filing of financing statements on Form UCC-1 naming the Administrative Agent as “secured party” and the Borrower as “debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 6.25 attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Borrower in, to and under such Collateral which can be perfected by filing under the Uniform Commercial Code.

Section 6.26 Subsidiary. Medallion Funding owns 100% of the beneficial interests of the Borrower.

Section 6.27 Subsidiaries of the Parent. Schedule 6.27 sets forth, as of the Effective Date, the name of each direct or indirect subsidiary of the Parent, its form of organization and its jurisdiction of organization.

Section 6.28 Standard Form Medallion Loan Documentation. The Borrower has previously delivered to the Administrative Agent correct and complete copies of all Standard Form Medallion Loan Documentation, none of which has been amended or otherwise modified and all of which represent the forms currently used by the Sellers to originate Medallion Loans.

Section 6.29 Anti-Terrorism Laws and Anti-Money Laundering Laws. The Borrower is not and no Person who owns a controlling interest in or otherwise controls the Borrower is or shall be, (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (collectively, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The Borrower is not (x) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (y) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders or (z) is affiliated or associated with a Person or entity listed in the preceding clause (x) or clause (y). None of the Borrower, its Affiliates, brokers or other agents acting in any capacity in connection with the transactions contemplated hereunder (I) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (II) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 6.30 No Violation of Anti-Money Laundering Laws. Neither the Borrower nor any holder of a direct or indirect interest in the Borrower (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

ARTICLE VII

COVENANTS OF THE BORROWER

The Borrower covenants and agrees with the Administrative Agent, the Managing Agents and the Lenders that, so long as any Advance is outstanding and until the later to occur of the payment in full of all Secured Obligations and the termination of this Loan Agreement:

Section 7.01 Existence; etc.

(a) The Borrower is a Delaware statutory trust and will observe all procedures required by its trust agreement (or equivalent document) and the laws of its jurisdiction of formation. The Borrower will maintain its existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign statutory trust in any other state in which it does business and in which it is required to so qualify.

(b) The Borrower will comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws, all laws with respect to unfair and deceptive lending practices and predatory lending practices), if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

(c) The Borrower will not move its chief executive office from the address referred to in Section 6.12 or change its jurisdiction of organization from the jurisdiction referred to in Section 6.02 unless it shall have provided the Administrative Agent and each Managing Agent 30 days’ prior written notice of such change.

(d) The Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(e) The Borrower will permit representatives of the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Administrative Agent.

Section 7.02 Special Purpose Entity.

(a) The Borrower will at all times ensure that (i) its managers act independently and in its interests, (ii) it shall at all times maintain at least two independent managers each of (x) whom is not currently and has not been during the five years preceding the date of this Loan Agreement an officer, director, manager or employee of the Borrower or an Affiliate thereof (other than a limited purpose corporation, business trust, partnership or other entity organized for the purpose of acquiring, financing or otherwise investing, directly or indirectly, in assets or receivables originated, owned or serviced by Medallion Funding or an Affiliate thereof), (y) whom is not a current or former officer or employee of the Borrower and (z) whom is not a manager of the Borrower or an Affiliate thereof, (iii) its assets are not commingled with those of Medallion Funding or any other Affiliate of the Borrower, (iv) its board of managers duly authorizes all of its statutory trust actions, (v) it maintains separate and accurate records and books of account and such books and records are kept separate from those of Medallion Funding and any other Affiliate of the Borrower, and (vi) it maintains minutes of the meetings and other proceedings of the members and the board of managers. Where necessary, the Borrower will obtain proper authorization from its managers for statutory trust action.

(b) The Borrower will pay its operating expenses and liabilities (including, as applicable, shared personnel and overhead expenses) from its own assets; provided, however, that the Borrower’s organizational expenses and the expenses incurred in connection with the negotiation and execution of this Loan Agreement and the other Loan Documents may be paid by Medallion Funding;

(c) The Borrower will not have any of its indebtedness guaranteed by Medallion Funding or any Affiliate of Medallion Funding. Furthermore, the Borrower will not hold itself out, or permit itself to be held out, as having agreed to pay or as being liable for the debts of any Person and the Borrower will not engage in business transactions with any Affiliate of the Borrower, except on an arm’s-length basis. The Borrower will not hold Medallion Funding or any Affiliate of the Borrower out to third parties as other than an entity with assets and liabilities distinct from the Borrower. The Borrower will cause any financial statements consolidated with those of Medallion Funding or any Affiliate of the Borrower to state that the Borrower is a separate legal entity with its own separate creditors who, in any liquidation of the Borrower, will be entitled to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Borrower’s equity holders. The Borrower will not act in any other matter that could foreseeably mislead others with respect to the Borrower’s separate identity.

(d) The Borrower shall own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Loan Agreement and the Loan Documents.

(e) The Borrower shall be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding the Borrower’s status as a separate entity, shall conduct business in the Borrower’s own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks.

(f) The Borrower shall maintain the Borrower’s assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify the Borrower’s individual assets from those of any Affiliate or any other Person.

(g) The Borrower shall, at all times, be a wholly-owned subsidiary of Medallion Funding.

Section 7.03 Accuracy of Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinion of Willkie Farr & Gallagher LLP, counsel to Medallion Funding and the Borrower, issued in connection with the Purchase Agreement and relating to the issues of substantive consolidation and true sale of the Medallion Loans.

Section 7.04 Prohibition on Adverse Claims. Except as otherwise provided herein or in any other Loan Document, the Borrower shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Medallion Loan, any Collections related thereto or any other Collateral related thereto, or upon or with respect to any account to which any Collections of any Medallion Loan are sent, or assign any right to receive income in respect thereof or (ii) create or suffer to exist any Adverse Claim upon or with respect to any of the Borrower’s assets.

Section 7.05 Prohibition on Fundamental Change. The Borrower will not engage in, or suffer any, change of ownership, dissolution, winding up, liquidation, merger or consolidation with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired), or acquire all or substantially all of the assets or capital stock or other ownership interest of, any Person.

Section 7.06 Sale or Contribution Treatment. The Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Purchase Agreement in any manner other than the sale or contribution of Medallion Loans and other Collateral by Medallion Funding to the Borrower.

Section 7.07 Prohibition on Modifications. The Borrower will not amend, modify, waive or terminate any terms or conditions of the Purchase Agreement, any Approved Purchase Agreement, the Servicing Agreement or, in any material respect, the Standard Form Medallion Loan Documentation without the written consent of the Administrative Agent (which consent shall not be unreasonably withheld in the case of an amendment curing an ambiguity or correcting any inconsistent provisions of the Purchase Agreement or any Approved Purchase Agreement), and shall perform its obligations thereunder.

Section 7.08 Amendment to Organizational Documents. The Borrower will not amend, modify or otherwise make any change (other than an inconsequential change) to its organizational documents without the consent of the Administrative Agent. The Borrower will notify the Administrative Agent of any inconsequential change to its organizational documents prior to the consummation thereof.

Section 7.09 Remittance of Collections. If the Borrower receives any Collections, the Borrower will remit such Collections to the Collection Account within one (1) Business Days of the Borrower’s receipt thereof.

Section 7.10 Hedging Strategy. From and after the occurrence of an Event of Default, the Borrower shall implement a commercially reasonable Hedging Strategy satisfactory to the Administrative Agent and the Borrower shall at all times thereafter maintain a commercially reasonable Hedging Strategy acceptable to the Administrative Agent.

Section 7.11 Litigation. The Borrower will promptly, and in any event within 10 days after service of process on any of the following, give to the Administrative Agent and each Managing Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitral proceedings affecting the Borrower or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect, or (iii) requires filing with the Securities and Exchange Commission in accordance with the Securities and Exchange Act of 1934 and any rules thereunder.

Section 7.12 Notices. The Borrower shall give notice to the Administrative Agent and each Managing Agent:

(a) promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default or a Rapid Amortization Event;

(b) promptly upon receipt of notice or knowledge of (i) any default related to any Collateral, (ii) any Lien or security interest (other than security interests created hereby or by the other Loan Documents) on, or claim asserted against, any of the Collateral or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(c) promptly upon any material change in the Medallion Value of any Medallion Collateral;

(d) promptly upon receipt of notice or knowledge of any issuance, or possible issuance, of additional Medallions by New York City, Chicago, Boston, Cambridge, Newark, Philadelphia or any other jurisdiction for which any Lender has financed the purchase of Medallion Loans by the Borrower; and

(e) promptly upon receipt of notice or knowledge that a Medallion Loan is no longer an Eligible Medallion Loan.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto.

Section 7.13 Additional Information. The Borrower shall, from time to time, provide to the Administrative Agent, each Managing Agent and each Lender such other information, reports, financial statements and documents as the Administrative Agent, any Managing Agent or any Lender may reasonably request.

Section 7.14 Transaction with Affiliates. The Borrower will not enter into any transaction, including without limitation any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Loan Agreement, (b) in the ordinary course of the Borrower’s business and (c) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.14 to any Affiliate.

Section 7.15 Limitation on Liens. The Borrower will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Loan Agreement or Permitted Participation Interests, and the Borrower will defend the right, title and interest of the Administrative Agent and the Secured Parties in and to any of the Collateral against the claims and demands of all persons whomsoever.

Section 7.16 Advertising, Origination and Servicing Activities. All advertising, origination and servicing activities, procedures and materials used with regard to any Medallion Loan made or accounts acquired, collected or serviced by the Borrower comply with all applicable Federal, state and local laws, ordinances, rules and regulations, including but not limited to those related to usury, truth in lending, real estate settlement procedures, consumer protection, equal credit opportunity, fair debt collection, rescission rights and disclosures, except where failure to comply would not have a Material Adverse Effect.

Section 7.17 Required Filings. The Borrower shall promptly provide the Administrative Agent and each Managing Agents with copies of all documents which the Parent or any Affiliate of the Parent is required to file with the Securities and Exchange Commission in accordance with the Securities and Exchange Act of 1934 or any rules thereunder.

Section 7.18 Financial Statements. (a) The Borrower shall deliver to the Administrative Agent and each Managing Agent within 30 days after the last day of each calendar month, (i) unaudited balance sheets and statements of income and cash flows for the Borrower for such month (including, if such calendar month is the last month of a calendar quarter, consolidated statements of cash flows for such calendar quarter) and (ii) a certificate of an officer of the Borrower, whose position is vice president or higher, stating that such financial statements are presented fairly in all material respects and in accordance with GAAP, subject to year-end audit adjustments.

(b) The Borrower shall deliver to the Administrative Agent and each Managing Agent within 90 days after the end of each fiscal year, the consolidated balance sheets of the Borrower as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Borrower for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default.

(c) The Borrower will furnish to the Administrative Agent and each Managing Agent, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a Compliance Certificate signed by an Authorized Officer of the Borrower and dated the date of such annual financial statement or such quarterly financial statement.

Section 7.19 Maintenance of Insurance. The Borrower will maintain at all times in full force and effect with financially sound and reputable insurance companies insurance covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practices for policies of insurance.

Section 7.20 Pricing Reports; Liquidation Reports. The Borrower shall deliver to the Administrative Agent and each Managing Agent within 30 days after the last day of each calendar month (i) a report meeting the requirements set forth on Schedule 7.20 hereto, in form acceptable to the Administrative Agent in its sole and absolute discretion and (ii) a monthly report for New York City, Chicago, Boston, Cambridge, Newark, Philadelphia and any other location of an Other Acceptable Taxi Commission (other than Chicago) of the cost of fully liquidating Medallions during the preceding three months, and the average cost for such liquidations (or if fewer than ten Medallions were liquidated during such three-month period, the cost of liquidating the ten most recently liquidated Medallions, and the average cost for such liquidations), in form and substance acceptable to the Administrative Agent in its sole and absolute discretion.

Section 7.21 Underwriting Guidelines. The Borrower shall promptly notify the Administrative Agent and each Managing Agent (i) if Medallion Funding amends, modifies or revises its Underwriting Guidelines or (ii) if the Borrower has knowledge that any Approved Seller has amended, modified or revised its Underwriting Guidelines (and the Borrower shall require any Approved Seller to notify the Borrower of any such amendment, modification or revision). If any Lender determines, in its sole discretion, that a proposed change to Underwriting Guidelines is material, such Lender will have no obligation to finance any Medallion Loans that are originated pursuant to such new Underwriting Guidelines.

Section 7.22 Approved Purchase Agreement Sale or Contribution Treatment. The Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by any Approved Purchase Agreement in any manner other than the sale of Medallion Loans and other Collateral by the applicable Approved Seller to the Borrower.

Section 7.23 Concerning Portfolio Purchases. The Borrower will use its best efforts to (i) obtain from any third party servicer that services certain Medallion Loans acquired through a portfolio acquisition acknowledgments of irrevocable instructions, in form and substance satisfactory to the Administrative Agent, directing such third-party servicer to follow the Administrative Agent’s irrevocable instructions with respect to the servicing of such Medallion Loans in the event of an Event of Default and (ii) transfer all servicing of Medallion Loans from third party servicers to the Servicer as promptly as practically possible.

ARTICLE VIII

EVENTS OF DEFAULT

Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) the Borrower shall default in the payment of any fees or principal of or interest on any Advance when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment); or

(b) the Borrower shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by the Administrative Agent or any Managing Agent of such default, and such default shall have continued unremedied for five (5) consecutive Business Days; or

(c) the Borrower shall fail to comply with Section 2.07(a), and such failure shall have continued unremedied for two (2) Business Days; or

(d) the Borrower shall fail to perform or observe any term, covenant or agreement hereunder or under any other Loan Document in any material respect which failure is (i) not curable or (ii) curable and continues unremedied for a period of ten (10) consecutive Business Days (and written assurances of such cure shall have been given within one Business Day of default); or

(e) the occurrence of any Bankruptcy Event with respect to the Borrower; or

(f) any representation or warranty made or deemed to be made by the Borrower (or any of its respective officers) under or in connection with this Loan Agreement, any remittance report or other information or report delivered pursuant hereto or any other Loan Document shall prove to have been false or incorrect in any material respect when made (other than the representations and warranties made in a Borrowing Base Certificate with respect to the inclusion of Medallion Loans in the Borrowing Base as Eligible Medallion Loans, which shall be considered solely for the purpose of determining the Collateral Value of the Mortgage Loans, unless (i) the Borrower shall have included a Medallion Loan in the Borrowing Base with knowledge that such Medallion Loan was not an Eligible Medallion Loan or (ii) the Administrative Agent or any Managing Agent shall determine in its sole discretion exercised in good faith that the Borrower shall have included Medallion Loans in the Borrowing Base with that were not an Eligible Medallion Loans on a regular basis); or

(g) (i) the Administrative Agent for the benefit of the Secured Parties shall at any time fail to have a valid, perfected, first priority security interest the Collateral (as determined by the Administrative Agent in its sole discretion, exercised in good faith), free of adverse claims, or (ii) the purchase by the Borrower of Medallion Loans under the Purchase Agreement or any Approved Purchase Agreement with respect to a material portion of the Collateral (as determined by the Administrative Agent in its sole discretion, exercised in good faith) shall, for any reason, cease to create in favor of the Borrower a perfected ownership interest in such Medallion Loans and the other Medallion Collateral related thereto, free of adverse claims; or

(h) the Borrower shall have suffered any material adverse change, as determined by the Administrative Agent in its sole discretion, to its financial condition or operations which could reasonably be expected to affect the collectability of the Medallion Loans or the Borrower’s ability to conduct its business or perform its obligations under the Loan Documents; or

(i) the Borrower’s activities are terminated in whole or in part for any reason by (i) any other Taxi Commission or any regulatory body and such termination has a Material Adverse Effect or (ii) the New York City Taxi Commission; or

(j) the Purchase Agreement, any Approved Purchase Agreement, the Custodial Agreement, the Servicing Agreement or any other Loan Documents shall cease to be in full force and effect or the enforceability thereof shall be contested by a party thereto; or

(k) the failure of the Borrower to cure a Borrowing Base Deficiency in the manner, and within the time period, set forth in Section 2.07; or

(l) (i) a final judgment or judgments for the payment of money in excess of $500,000 in the aggregate shall be rendered against the Borrower by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within five (5) Business Days from the date of entry thereof, and the Borrower shall not, within said period of five (5) Business Days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal or (ii) the Borrower shall fail to pay any final judgment for the payment of money when payment of such money is payable in accordance with such final judgment; or

(m) the Borrower shall be in default under any note, indenture, loan agreement, guaranty, swap agreement or any other contract to which it is a party, which default (i) involves the failure to pay a matured obligation, or (ii) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract; or

(n) the Board of Managers of the Borrower (which shall consist of a total of five managers, including two independent managers) shall not include at least two of the following persons for a period of five (5) Business Days: Alvin Murstein, Andrew Murstein, Brian O’Leary, Larry Hall and Michael Kowalsky; or

(o) both Alvin Murstein and Andrew Murstein shall fail to be on the Board of Managers of the Borrower; or

(p) a Servicer Default shall occur; or

(q) a Termination Event shall occur; or

(r) (i) the two month rolling average Delinquency Ratio reported in any Borrowing Base Certificate shall exceed 15.0% or (ii) the two month rolling average Discount Spread reported in the applicable Borrowing Base Certificates shall exceed 2.5% for three consecutive months; or

(s) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the assets of Borrower, the Servicer or any of their Affiliates and such lien shall not have been released within five Business Days or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of Borrower, the Servicer or any of their Affiliates and such lien shall not have been released within five Business Days.

ARTICLE IX

REMEDIES UPON DEFAULT

(a) Upon the occurrence of one or more Events of Default hereunder, the Committed Lenders’ obligation to make additional Advances to the Borrower shall automatically terminate without further action by any Person. Upon the occurrence and continuation of one or more Events of Default other than those referred to in Article VIII, paragraph (d) hereof, and in addition to the remedies provided in Section 4.07 hereof and otherwise provided in this Loan Agreement, the Administrative Agent may immediately declare the principal amount of the Advances then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Loan Agreement. Upon the occurrence of an Event of Default referred to in Article VIII, paragraph (e), and in addition to the remedies provided in Section 4.07 hereof and otherwise provided in this Loan Agreement, such amounts referred to in the preceding sentence shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Notes shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(b) The powers conferred on the Administrative Agent hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Related Parties for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

ARTICLE X

MISCELLANEOUS

Section 10.01 Waiver. No failure on the part of any Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 10.02 Notices.

(a) Except as otherwise expressly permitted by this Loan Agreement (including pursuant to clause (b) below), all notices, requests and other communications provided for under the Loan Documents (including without limitation any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including without limitation by telecopy) delivered to the intended recipient at the address specified for such party on Schedule 10.02 hereto or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

(b) Unless and until the Administrative Agent notifies the Borrower otherwise, notices, requests and other communications to the Administrative Agent, the Managing Agents and the Lenders hereunder may be delivered or furnished by electronic mail. Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 10.03 Indemnification and Expenses.

(a) The Borrower agrees to hold each Lender, the Administrative Agent, each Managing Agent, the Custodian and each Liquidity Provider, and their respective directors, officers, advisors and employees (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party in any suit, action, claim or proceeding relating to or arising out of this Loan Agreement, the Note, any other Loan Document, any Collateral or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the Note, any other Loan Document, any Collateral or any transaction contemplated hereby or thereby, including, without limitation, (i) any Medallion Loan pledged hereunder not constituting an Eligible Medallion Loan, (ii) the offering or effectuation of any securitization, or (iii) the commingling of the proceeds of the Collateral at any time with other funds, except, in each case, to the extent arising from such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by the Administrative Agent or any other Secured Party in connection with any Collateral for any sum owing thereunder, or to enforce any provisions of such Collateral, the Borrower will save, indemnify and hold such Secured Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrower. The Borrower also agrees to reimburse the Administrative Agent, each Managing Agent and each Lender as and when billed by the Administrative Agent, any Managing Agent and any Lender for all of such Person’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of such Person’s rights under this Loan Agreement, the applicable Note, any other Loan Document, any Collateral or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel (including reasonable fees and disbursements incurred in any action or proceeding between the Borrower and an Indemnified Party or between an Indemnified Party and any third party relating hereto). The Borrower hereby acknowledges that, notwithstanding the fact that the Secured Obligations are secured by the Collateral, each Secured Obligation is a recourse obligation of the Borrower.

(b) The Borrower agrees to pay as and when billed by the Administrative Agent, any Managing Agent or any Lender all costs and expenses incurred by the Administrative Agent, any such Managing Agent or any such Lender in connection with the development, preparation and execution of, this Loan Agreement, the Notes, any other Loan Document, any Collateral or any other documents prepared in connection herewith or therewith, and any amendment, supplement or modification thereto, and the consummation and administration of the transactions contemplated hereby and thereby, including without limitation (i) all the reasonable fees, disbursements and expenses of counsel to the Administrative Agent, any such Managing Agent or any such Lender, and (ii) all the reasonable due diligence, inspection, testing and review costs and expenses incurred by the Administrative Agent, any such Managing Agent or any such Lender with respect to Collateral under this Loan Agreement.

Section 10.04 Amendments, Waivers.

(a) No waiver of any provision of this Loan Agreement nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Managing Agents and the Majority Committed Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No amendment to this Loan Agreement shall be effective unless the same shall be in writing and signed by each of the Borrower, the Administrative Agent, the Managing Agents and the Majority Committed Lenders, provided, however, that, without the written consent of all the Committed Lenders, no such amendment shall (i) extend the Termination Date or the Committed Termination Date, (ii) extend the date of any payment or deposit of Collections by the Borrower or the time of payment of interest, (iii) release the security interest in or transfer all or any material portion of the Collateral, (iv) change the amount of any Commitment, Lender Group Limit other than as provided herein or increase the Maximum Committed Credit hereunder, (v) amend, modify or waive any provision of the definitions of “Borrowing Base,” “Collateral Value”, the eligibility criteria set forth on Schedule 1 hereto, “Majority Committed Lenders, “Advance Rate” or any of the defined terms used in such definitions or this Section 10.04, (vi) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Loan Agreement or of any of its right, title or interest in or to the Collateral, or (vii) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (i) through (vi) above in a manner which would circumvent the intention of the restrictions set forth in such clauses. Notwithstanding the foregoing, no amendment to the Agreement which could materially and adversely affect the rights of the Approved Hedge Provider shall be effective unless the same is in writing and signed by the Approved Agent.

(c) Any consent by the Administrative Agent, any Managing Agent or any Lender to any amendment, modification or supplement to the trust agreement of the Borrower or the Purchase Agreement may be conditioned upon confirmation from Willkie Farr & Gallagher LLP, counsel to the Borrower, that the analysis and conclusions expressed in the legal opinion delivered by them dated the Effective Date and addressing issues of true sale and nonconsolidation remain unchanged.

Section 10.05 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of (i) the parties hereto and their respective successors and permitted assigns and (ii) to the Custodian (and its successors and assigns), to the extent of provisions herein that pertain to the Custodian.

Section 10.06 Survival. The obligations of the Borrower under Sections 2.09, 2.11 and 10.03, 10.15, 10.18 and 10.19 hereof shall survive the repayment of the Advances and the termination of this Loan Agreement. In addition, each representation and warranty made or deemed to be made by a request for a borrowing herein or pursuant hereto shall survive the making of such representation and warranty, and none of the Administrative Agent, any Managing Agent or any Lender shall be deemed to have waived, by reason of making any Advance, any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Administrative Agent, any such Managing Agent or any such Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

Section 10.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

Section 10.08 Counterparts. This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.

Section 10.09 GOVERNING LAW; ETC. THIS LOAN AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (BUT WITH REFERENCE TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH BY ITS TERMS APPLIES TO THIS LOAN AGREEMENT), AND SHALL CONSTITUTE A SECURITY AGREEMENT WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE.

Section 10.10 SUBMISSION TO JURISDICTION; WAIVERS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND

ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT AND EACH MANAGING AGENT SHALL HAVE BEEN NOTIFIED; AND

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(e) AGREES THAT NONE OF THE SECURED PARTIES SHALL HAVE LIABILITY FOR ANY PUNITIVE DAMAGES IN ANY SUCH ACTION OR PROCEEDING.

Section 10.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.12 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Note and the other Loan Documents;

(b) none of the Administrative Agent, any Managing Agent or any Lender has any fiduciary relationship to the Borrower, and the relationship between the Administrative Agent, each Managing Agent and each Lender and the Borrower is solely that of debtor and creditor; and

(c) no joint venture exists between the Borrower and the Administrative Agent, any Managing Agent or any Lender.

Section 10.13 Assignability.

(a) Any Conduit Lender may, (i) with the consent of the Managing Agent for the Lender Group of which it is a member, assign at any time all or any portion of its rights and obligations hereunder and interests herein to (A) any other Lender, (B) any commercial paper conduit managed by such Conduit Lender’s sponsor or administrator bank, (C) any Affiliate of such Conduit Lender’s sponsor bank or (D) any Liquidity Provider with respect to such Conduit Lender and (ii) with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and the Managing Agent for the Lender Group of which it is a member, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any other Person not listed in clause (i) above; provided, however, that the consent of the Borrower shall not be required in connection with any such assignment by a Conduit Lender under clause (ii) after the occurrence of an Event of Default. Any Managing Agent may, with notice to the Borrower, and with the consent of the Lenders in its Lender Group, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any Affiliate of such Managing Agent.

(b) Any Committed Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and with the consent of the Managing Agent for the Lender Group of which it is a member, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any Person; provided, however, that the consent of the Borrower shall not be required in connection with any assignment by a Committed Lender (i) after the occurrence of an Event of Default or (ii) to any other Lender.

(c) With respect to any assignment hereunder

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Loan Agreement, and

(ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with a processing and recordation fee of $2,500.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Loan Agreement and, to the extent that rights and obligations under this Loan Agreement have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Loan Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto).

(d) Upon its receipt of an Assignment and Acceptance, the Administrative Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, and (ii) give prompt notice thereof to the Borrower.

(e) Any Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Loan); provided that following the sale of a participation under this Loan Agreement (i) the obligations of such Lender shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Servicer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement. Any agreement or instrument pursuant to which such Lender sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Loan Agreement or the other Loan Documents or to approve any amendment, modification or waiver of any provision of this Loan Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) reduces the amount of principal or Interest that is payable on account of any Loan or delays any scheduled date for payment thereof or (ii) reduces any fees payable by the Borrower to the Administrative Agent (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees. The Borrower acknowledges and agrees that any Lender’s source of funds may derive in part from its Participants. Accordingly, references in Article II and the other terms and provisions of this Loan Agreement and the other Loan Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the Lenders shall be deemed also to include those of its Participants.

(f) The Borrower may not assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent, each Managing Agent and each Lender.

(g) Notwithstanding any other provision of this Loan Agreement to the contrary, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of the principal balance of the Loans and Interest with respect thereto) hereunder to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided, that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 10.14 Alteration of Medallion Loan Documents. After the Funding Documentation Receipt Date, until the pledge of any Medallion Loan is relinquished by the Lender, the Borrower will have no right to modify or alter the terms of the related Medallion Loan Documents except (i) if a Default has occurred and is continuing, with the Administrative Agent’s prior written consent, (ii) if the Commitment Termination Date has occurred, with the Administrative Agent’s prior written consent and (iii) at all other times, in accordance with the applicable Seller’s written Underwriting Guidelines and the Credit and Collection Policy.

Section 10.15 Periodic Due Diligence Review. (a) The Borrower acknowledges that the Administrative Agent has the right to perform continuing due diligence reviews with respect to the Medallion Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Borrower agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to the Borrower (which prior notice shall not be required after the occurrence and during the continuation of a Default), the Administrative Agent or its authorized representatives (including independent audit and consulting firm specializing in securitization transactions) will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Medallion Loan Files and any and all documents, records, agreements, instruments or information relating to such Medallion Loans in the possession or under the control of the Borrower and/or the Custodian. The Borrower also shall make available to the Administrative Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Medallion Loan Files, the Medallion Loans, the Borrowing Base or other related matters. Without limiting the generality of the foregoing, the Borrower acknowledges that the Lenders may make Advances to the Borrower based solely upon the information provided by the Borrower to the Administrative Agent, the Managing Agent and the Lenders and the representations, warranties and covenants contained herein, and that the Administrative Agent, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Medallion Loans securing such Advance, including without limitation ordering new credit reports and otherwise re-generating the information used to originate such Medallion Loans. The Administrative Agent may underwrite such Medallion Loans itself or engage a third party underwriter (including independent audit and consulting firm specializing in securitization transactions) to perform such underwriting, provided that such third party underwriter shall agree in writing with the Borrower to maintain the confidentiality of the information reviewed and only to use such information in connection with its engagement by the Administrative Agent, on behalf of the Secured Parties, in connection with this Loan Agreement. The Borrower agrees to cooperate with the Administrative Agent and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Administrative Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Medallion Loans in the possession, or under the control, of the Borrower. The Borrower shall reimburse the Administrative Agent for all fees and related out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the Administrative Agent’s activities pursuant to this Section 10.15 and Section 9.09 of the Servicing Agreement; provided, however, that, (i) the Borrower shall not be required to reimburse the Administrative Agent for more than one independent audit for any calendar year so long as (x) no Event of Default shall have occurred and be continuing and (y) the results of the previous audits were complete and reasonably acceptable to the Administrative Agent and (ii) so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be required to reimburse the Administrative Agent for the fees of the independent audit and consulting firm specializing in securitization transactions engaged in connection with any such audit to the extent that such fees exceed $36,000 in any calendar year, through December 15, 2009; provided, further, that the $36,000 limit described in the foregoing clause (ii) is not applicable unless (X) the Medallion Loan Files and any and all documents, records, agreements, instruments or information required to complete the audit, are contained in one location; (Y) the Borrower fully cooperates with the independent audit and consulting firm specializing in securitization transactions performing any applicable audit contemplated hereunder; and (Z) no material findings are uncovered by or on behalf of the Administrative Agent requiring additional audit work.

(b) The Borrower shall reimburse the Administrative Agent, each Managing Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred by such Persons in connection with any due diligence review of a proposed Approved Seller or a proposed Approved Purchase Agreement. Amounts reimbursed pursuant to this Section 10.15(b) shall not be subject to or applied toward the reimbursement cap set forth in Section 10.15(a) hereof.

Section 10.16 Usury Savings Clause. Anything in this Loan Agreement or any Note to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to the extent that a Lender’s receipt thereof would not be permissible under the law or laws applicable to it limiting rates of interest which may be charged or collected by it. Any such amount of interest which is not paid as a result of the limitation referred to in the preceding sentence shall be carried forward and paid by the Borrower to any Lender on the earliest date or dates on which any interest is payable under this Loan Agreement and on which the receipt thereof is permissible under the laws applicable to such Lender limiting rates of interest which may be charged or collected by such Lender. Such payment shall be made as additional interest for the month preceding such interest payment date. Such deferred payments shall not bear interest.

Section 10.17 No Proceedings. The Borrower, each Lender, each Managing Agent and the Administrative Agent each hereby agrees that it will not institute against any Conduit Lender any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Bankruptcy Event) so long as any Promissory Notes shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Promissory Notes shall have been outstanding. The provisions of this Section 10.17 shall survive the termination of this Loan Agreement.

Section 10.18 Limitation of Liability.

(a) No claim may be made by any Related Party, any Lender, any Managing Agent, the Administrative Agent or any other Person against any Related Party, any Lender, any Managing Agent, the Administrative Agent or their respective Affiliates, directors, officers, employees, attorneys or agents (each a “Lender Party”) for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Loan Agreement or any other Loan Document, or any act, omission or event occurring in connection herewith or therewith; and the Borrower hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) Notwithstanding anything to the contrary contained herein, the obligations of the Conduit Lenders under this Loan Agreement are solely the corporate obligations of each such Conduit Lender and shall be payable only at such time as funds are actually received by, or are available to, such Conduit Lender in excess of funds necessary to pay in full all outstanding

Promissory Notes issued by such Conduit Lender and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Lender. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Promissory Notes. No recourse under any obligation, covenant or agreement of any Conduit Lender contained in this Loan Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Conduit Lender or any of its Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Loan Agreement is solely a corporate obligation of such Conduit Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Conduit Lender or any of its Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit Lender contained in this Loan Agreement, or implied therefrom, and that any and all personal liability for breaches by any Conduit Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Loan Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

Section 10.19 Confidentiality.

(a) By accepting delivery of this Loan Agreement, the Borrower agrees not to disclose to any person or entity the existence of this Loan Agreement or the Loan Documents or the terms hereof or thereof (including, without limitation, any specific pricing information provided by the Administrative Agent, the Managing Agents or the Lenders or the amount or terms of any fees payable to the Administrative Agent, the Managing Agents or the Lenders in connection with the transaction contemplated by this Loan Agreement, the “Transaction”), the proposal or structure of the Transaction, any related structures developed by the Administrative Agent for the Borrower, the existence or status of any ongoing negotiations between the Borrower, the Administrative Agent, the Managing Agents and the Lenders concerning the Transaction (collectively, the “Product Information”), except (i) to its and its affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Borrower Representatives”) who have a need to know the Product Information for the purpose of assisting in the negotiation and completion of the Transaction and who agree to be bound by the provisions of this section applicable to the Borrower, (ii) in connection with any legal or regulatory action or proceeding relating to this Loan Agreement or the transactions contemplated hereby or the exercise of any remedies hereunder, (iii) to extent required by applicable law, regulation or other legal process, or (iv) to the extent requested by any governmental or regulatory authority having jurisdiction over the Borrower, the Originator or any Borrower Representative. The Borrower will be responsible for any failure of any Borrower Representative to comply with the provisions of this clause (a).

(b) The Administrative Agent, the Managing Agents and the Lenders will not disclose to any person or entity the confidential or proprietary information of the Related Parties furnished to the Administrative Agent, the Managing Agents and the Lenders in connection with the Transaction (the “Borrower Information”), except (i) to their respective and their Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Lender Representatives”), (ii) to the extent required by applicable law, regulation, subpoena or other legal process, (iii) to the extent requested by any governmental or regulatory authority having jurisdiction over the Administrative Agent, the Managing Agents, the Lenders or any Lender Representative, (iv) to the rating agencies, (v) to any actual or potential subordinated investor in any Conduit Lender, (vi) to the extent agreed to in writing by the Borrower or (vii) to credit enhancers and dealers and investors in respect of Promissory Notes of any Conduit Lender in accordance with the customary practices of such Lender for disclosures to credit enhancers, dealers or investors, as the case may be.

(c) Notwithstanding any other provision herein, the Borrower (and its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Loan Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 10.20 USA Patriot Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information that will allow such Lender to identify Borrower in accordance with its requirements. Borrower shall promptly, following a request by Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 10.21 Trust Indenture Act. In the event that CNAI or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued by the Borrower, Parent or Medallion Funding, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of the Borrower, Parent or Medallion Funding hereunder or under any other Loan Document by or on behalf of CNAI in its capacity as the Administrative Agent for the benefit of any Lender under any Loan Document (other than CNAI or an Affiliate of CNAI) and which is applied in accordance with the Transaction Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

ARTICLE XI

THE AGENTS

Section 11.01 Authorization and Action. Each Lender hereby appoints and authorizes its related Managing Agent and the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Loan Agreement as are delegated to such Managing Agent or the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The provisions of this Article XI are solely for the benefit of the Managing Agents, the Administrative Agent and the Lenders. The Borrower shall not have any rights as a third-party beneficiary or otherwise under any of the provisions hereof. In performing their functions and duties hereunder, the Managing Agents shall act solely as the agent for the respective Conduit Lenders and the Committed Lenders in the related Lender Group and do not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the other Lenders, the Borrower, the Servicer, the Originator, any Affiliate thereof or any of their respective successors and assigns.

Section 11.02 Agents’ Reliance, Etc. Neither the Administrative Agent nor any Managing Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or such Managing Agent or the Administrative Agent under or in connection with this Loan Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each of the Administrative Agent and the Managing Agents: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Loan Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Loan Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Loan Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Loan Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 11.03 Agents and Affiliates. Each Managing Agent and the Administrative Agent and their respective Affiliates may engage in any kind of business with the Borrower or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of Borrower or any Obligor or any of their respective Affiliates, all as if such Persons were not Managing Agents and/or Administrative Agent and without any duty to account therefor to any Lender.

Section 11.04 Lender’s Loan Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Managing Agent, any of their respective Affiliates or any other Lender, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Loan Agreement and, if it so determines, to make Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Managing Agent, any of their respective Affiliates, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Loan Agreement.

Section 11.05 Delegation of Duties. The Administrative Agent and each Managing Agent may each execute any of its duties under this Loan Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor any Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.06 Indemnification. Each Managing Agent severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to its related Lender Group Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Loan Agreement or any action taken or omitted by the Administrative Agent under this Loan Agreement; provided, that (i) no Managing Agent shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from the Administrative Agent’s gross negligence or willful misconduct and (ii) no Managing Agent shall be liable for any amount in respect of any compromise or settlement of any of the foregoing unless such compromise or settlement is approved by the Majority Managing Agents. Without limitation of the generality of the foregoing, each Managing Agent agrees to reimburse the Administrative Agent, ratably according to its related Lender Group Percentage, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Loan Agreement; provided, that no Managing Agent shall be responsible for the costs and expenses of the Administrative Agent in defending itself against any claim alleging the gross negligence or willful misconduct of the Administrative Agent to the extent such gross negligence or willful misconduct is determined by a court of competent jurisdiction in a final and non-appealable decision.

Section 11.07 Successor Agents. The Administrative Agent and each Managing Agent may, upon thirty (30) days’ notice to the Borrower, each Lender and each other party hereto, resign as Administrative Agent or Managing Agent, as applicable. If any such party shall resign as Administrative Agent or Managing Agent under this Loan Agreement, then, in the case of the Administrative Agent, the Majority Committed Lenders and the Borrower, and in the case of any Managing Agent, its related Conduit Lenders, during such thirty-day period shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or applicable Managing Agent and references herein to the Administrative Agent or such Managing Agent shall mean such successor agent, effective upon its appointment; and such former Administrative Agent’s or Managing Agent’s rights, powers and duties in such capacity shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Managing Agent or any of the parties to this Loan Agreement. After any retiring Administrative Agent’s or Managing Agent’s resignation hereunder as such agent, the provisions of Article VIII, this Article IX and Section 10.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or a Managing Agent under this Loan Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

TAXI MEDALLION LOAN TRUST II, as Borrower

By:	/s/ Andrew M. Murstein
Name:	Andrew M. Murstein
Title:	President

By:	/s/ Alvin Murstein
Name:	Alvin Murstein
Title:	Vice President

CITICORP NORTH AMERICA, INC., as a Managing Agent and as Administrative Agent

By:	/s/ Robert Sheldon
Name:	Robert Sheldon
Title:	Vice-President

CHARTA, LLC, as a Conduit Lender

By:	Citicorp North America, Inc.,
as Attorney-in-Fact

By:	/s/ Robert Sheldon
Name:	Robert Sheldon
Title:	Vice-President

CITIBANK, N.A., as a Committed Lender

By:	/s/ Robert Sheldon
Name:	Robert Sheldon
Title:	Vice-President